AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2000

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                           FIRST AMENDMENT TO FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            R-TEC TECHNOLOGIES, INC.

             (Exact name of Registrant as specified in its charter)

           New Jersey                                           22-3615979
 (State or other jurisdiction     (Primary Standard          (I.R.S. Employer
              of                     Industrial           Identification Number)
incorporation or organization)    Classification Code Number)

               37 IRONIA ROAD, FLOOR 2, Flanders, New Jersey 07836
                                 (800) 369-5442

   (Address and telephone number of Registrant's principal executive offices)

                                Phillip Lacqua
                             37 Ironia Road, Floor2
                           Flanders, New Jersey 07836
                                 (800) 369-5442

            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:

                                Jay Hait, Esq.
                          Jaffe, Freedman & Hait, LLP
                           156 Main Street, 2nd Floor
                              Hackensack, NJ 07903
                                 (201) 441-9377

Approximate Date of Proposed Sale to the Public: As soon as practicable from time to time after this registration statement becomes effective.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------


                        CALCULATION OF REGISTRATION FEE

---------------------- -------------------- --------------------- --------------------- --------------------
Title Of Each Class    Amount To Be         Proposed Maximum      Proposed Maximum      Amount of
Of Securities To Be    Registered           Offering Price Per    Aggregate Offering    Registration Fee
Registered                                  Share (1)             Price (2)
---------------------- -------------------- --------------------- --------------------- --------------------
---------------------- -------------------- --------------------- --------------------- --------------------
Common Stock           1,000,000 Shares      $3.50                 $3,500,000.00         $924.00
(no  par   value  per
share)
---------------------- -------------------- --------------------- --------------------- --------------------



(1) The registration fee has been calculated in accordance with Sections 13(e) and 14(g) of the Securities Act of 1933, as amended.

(2) Assumes maximum shares are sold.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     SUBJECT TO COMPLETION, DATED OCTOBER __, 2000 INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM SB-2. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             1,000,000 COMMON SHARES

                            R-TEC TECHNOLOGIES, INC.
                                ---------------

    Our Common Shares are traded on the over-the-counter Electronic Bulletin Board under the symbol "RTTC."

    This Prospectus relates to:

- the offer and sale from time to time of up to 1,000,000 shares of our Common Stock;

     This is an offering of shares of common stock of R-Tec Technologies, Inc. (hereinafter 'R-Tec', 'R-Tec Technologies', or the 'Company') All of the shares to be sold in the offering are being sold by the company. There is currently a very limited public market for the common stock. R -Tec Technologies expects that the offering price of the common stock will be about $3.50 per share.

         The shares will be sold to the public by R-Tec's officers and directors who will not be compensated for their sales efforts. The company is not required to sell any specific number or dollar amount of common stock, but will use its best efforts to sell all of the shares being offered.

         While it does not plan to do so at this time, the company may engage the services of broker-dealers to assist it in selling the shares. If it does so, the maximum commission paid to any such broker-dealer will be 10% of the offering price.

         The shares are quoted on the NASD Electronic Bulletin Board under the symbol "RTTC."

         Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page ???.
                                            Price To           Proceeds To
                                             Public            Company (1)
                                        --------------       --------------
Per Share. . . . . . . . . . . . . .    $          3.50      $         3.50

Total Maximum (1,000,000 Shares). .     $   3,500,000.00       3,500,000.00

----------------------------------------------------------
(1) Before deducting expenses payable by the Company in connection with the Offering estimated at approximately $100,000 if the maximum is sold. These expenses include filing fees, printing, legal and accounting fees. Net proceeds to the Company after such expenses are estimated to be $3,400,000 if the maximum is sold.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION TO PUBLIC INVESTORS. A PROSPECTIVE PURCHASER MAY LOSE HIS TOTAL INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."

------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================

     You should read this Prospectus carefully before you invest in our Company. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" APPEARING ON PAGE 8 OF THIS PROSPECTUS.

                 The date of this Prospectus is October ___, 2000.

    The following table of contents has been designed to help you find important information contained in this Prospectus.

                                TABLE OF CONTENTS

                                 [TO BE UPDATED]

SECTION                                                         PAGE
-------                                                       --------

Prospectus Summary..........................................      2

Risk Factors................................................      4

Description of Securities Purchase Agreement................      6

Plan of Distribution........................................      8

Use of Proceeds.............................................      9

Information on Selling Stockholders.........................      9

The Company.................................................     10

Company Properties..........................................     23

Litigation..................................................     23

Management's Discussion and Analysis........................     25

Directors, Executive Officers, Promoters and Control
  Persons...................................................     30

Executive Compensation......................................     32

Long Term Compensation Awards...............................     32

Security Ownership of Certain Beneficial Owners and
  Management................................................     35

Certain Relationships and Related Transactions..............     36

Market for Registrant's Common Equity and Related
  Stockholder Matters.......................................     36

Description of Securities...................................     37

Legal Matters...............................................     39

Experts.....................................................     39

Where To Find Additional Information........................     40

Financial Statements........................................    F-1

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    In addition to historical information, this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and information based on our current views of our business and our assumptions concerning future events. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties that could cause our business and results of operations to differ materially from those reflected in our forward-looking statements.

    Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in our industry and the effect on those trends of such factors as industry capacity, product demand and pricing and the other matters referred to in the "Risk Factors" section of this Prospectus. In addition, such forward-looking statements are subject to the Company reversing the current negative trend in our financial results. Accordingly, you are cautioned not to place undue reliance on our forward-looking statements. We are not required to update any forward-looking statements we make and we may not make any updates.

                      WHERE TO FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this Prospectus. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement.

    For further information you may read and copy documents at the public reference room of the SEC at 450 5(th) Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

     No person is authorized by the Company to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, you should not rely upon such information.

                             REPORTS TO SHAREHOLDERS

     We are a "Reporting Company" under the Securities Exchange Act of 1934. In order to fulfill our reporting obligation under the Securities Exchange Act of 1934, we intend to continue filing audited annual reporst with the Securities and Exchange Commission on Form 10KSB andunaudited quarterly reports on Form 10QSB. We intend to furnish our shareholders with annual reports containing audited financial statements as soon as practicable at the end of each fiscal year.

                               Prospectus Summary

     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with such information and statements.

R-Tec Technologies, Inc.

     R-Tec Technologies, Inc. was formed in October, 1998 for the purpose of developing, manufacturing, selling and licensing our proprietary technology for detecting gas leaks. R-Tec has recently commenced limited commercial operations. We presently do not own our own facilities to produce our products, although we have a contract with a manufacturer, Anscott Chemical Corp. We do not have commercial quantities of our products. The efficacy of our product, R-Tect 22, has been confirmed by the Company's third-party distributor, Motors & Armatures Corp. which tested the product and its formulations and found that they meet Motors & Armatures' standards for commercial leak testing of critical charge refrigeration and air conditioning systems. A more complete synopsis of this testing, and a copy of the consent of Motors & Armatures to utilize the results of this testing has previously been filed with the Commission by R-Tec, and is incorporated by reference to our fourth amendment to the registration statement on Form S-1, submitted on August 5, 1999.

     Motors & Armatures' standards for leak testing might not be the same as testing standards used by other third-parties and potential customers. To date, R-Tec has devoted its energies to its initial organization, product research and development, developing a business plan, fund raising efforts and to primarily preparing the documentation related to securities offerings. In addition, R-Tec has begun selling Ripefully Yours in several supermarket chains.

     R-Tec's proprietary technology is protected by a patent which is owned by R-Tec, a copy of the assignment thereof has previously been filed with the Commission by R-Tec, and is incorporated by reference to exhibit number 5.1 of our first amendment to the registration statement on Form S-1, submitted on April 28, 1999. An additional U.S. patent expanding the scope of the issued patent and foreign patent applications are pending. The original patent was purchased by R-Tec's issuance of 100,000 common shares and a payment in the amount of $450,000. (See "Certain Relationships and Related Transactions").

            We have developed three gas detecting paints. The paints change color when gas escapes through the coated junction allowing for rapid detection of gas leaks. We believe our existing products have broad application in areas such as the manufacture and installation of air conditioning and refrigeration systems.

     We plan to use these technologies to develop more gas detecting paints and other products that will be used in a variety of industrial and manufacturing settings to coat pipe junctions. Examples of such products are a carbon dioxide reactive paint product which exists in prototype form, designed to detect carbon dioxide leaks, a natural gas detection reactive paint which exists in prototype form and a propane leak detection reactive paint product which has not been developed. In addition to the propane leak detection reactive paint product, we hope to develop leak detection systems for other gases, such as ammonia, or butane, using our patented technology. We believe that our detection technology potentially could be used to measure blood gases, to measure the freshness of packaged poultry, and to detect gas leaks in electrical transformers. At present, we have not taken steps to determine feasibility of other potential applications of our technology.

     R-Tec has successful launched Ripefully Yours, its product which removes ethalene gas from your refrigerator while acting as a deodorizer. The removal of ethalene gas is believed to keep your produce from spoiling, wilting or browning for up to six weeks. Sales from this product has increased each month since sales commenced in June of 2000. In the few months this product has been on the market, it has been sold in 33 grocery chains located in the northeast and midatlanic U.S. and the Caribbean. The product is packaged by Pac-rite in Passaic, New Jersey.

     The Company plans to continue marketing the product and hopes to start an aggressive advertising campaign for this product in the near future. The Company also expects sales to continue growing and coverage expanding.

                                  THE OFFERING

     We are offering hereby on a best efforts basis a maximum of 1,000,000 Common Shares at an offering price of $3.50 per Share. We determined the offering price of the Shares. Such prices bear no relation to the book value, assets or earnings of the Company, or to any other generally recognized objective criteria of value.




Common Stock Offered:                1,000,000

         Offering Price              $3.50 per share

Trading Market
and Symbol                           NASD Electronic Bulletin Board
                                     "RTTC"

Total Number of
Shares Outstanding
after the Offering
(assuming all offered
shares are sold)                     4,198,735 shares

Estimated Net Proceeds
(assuming all offered
shares are sold)                     $3,400,000.00

Use of Proceeds                      We intend to  use the maximum  net proceeds
                                     of this offering principally for production
                                     and research equipment, laboratory overhead
                                     and usage costs, salaries, patent expenses,
                                     inventory,       advertising,      samples,
                                     administrative overhead and working capital
                                     The maximum proceeds of this Offering will enable us to expand marketing of our entire line of products, and to build an inventory of our products. (See "Use of Proceeds.")


Dividend Policy                      We do not  intend  to pay any  cash
                                     dividends for the foreseeable future.

Risk Factors                         Investing in R-Tec involves a high degree
                                     of risk. Only persons that can bear the risk of the loss of his or her entire investment should invest in the common stock. An extensive discussion of some of the principal risks is presented in the "Risk Factors" section of this prospectus.

                                  Risk Factors

         Investing in our common stock involves a high degree of risk. In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our common stock.

     If insufficient shares are sold, R-Tec may not have sufficient capital to fund operations past 12 months, without revenues. In addition, R-Tec may be unable to find additional suitable financing sources on acceptable terms. Therefore, if the shares are not sold, R-Tec may not have sufficient funds to operate after 12 months and we may not be able to undertake additional projects or operations described in this prospectus. This could result in your losing all of your investment.

R-TEC IS A START-UP COMPANY WITH LIMITED OPERATING HISTORY.


     There is absolutely no assurance that we will be able, upon completion of this offering, to successfully implement our proposed business plan or that R-Tec will ever operate profitably. R-Tec has no significant assets other than a patent. R-Tec has no current substantial business operations nor any history of operations.


ALL OF OUR PRODUCTS ARE NEW AND MAY NOT BE COMMERCIALLY FEASIBLE.

            R-Tec may also experience  difficulties  that could delay or prevent the development, introduction and marketing of its products. R-Tec will be dependent upon products that will be developed in commercial quantities in the future. If we are unable on a timely basis to develop new products or enhancements to existing products, or if our products do not achieve market acceptance or commercial success, our business, operational results and financial condition will be materially adversely affected and investors could lose their entire investment. Since our products have never been produced in commercial quantities, there can be no assurance that commercial production will be feasible. Even if feasible, there can be no assurance that our products will perform as intended.

IF OUR PRODUCTS FAIL TO OPERATE PROPERLY, WE WILL BE SUBJECT TO SIGNIFICANT LIABILITY.

            Our products are designed to avoid significant dangers, such as natural gas leaks. If our products do not function properly and property or personal injury occurs as a result of gas leaks which should have been detected by our products, R-Tec may incur significant liability which R-Tec may be unable to pay.

We Do Not Have Our Own Production Facilities At This Time To Produce Our Products And Our Office Space Is Inadequate For Future Needs.

            At the present time we do not have our own facility to produce the paints which are our principal products. In addition, our present office space is inadequate for future needs.

SHAREHOLDERS MAY BE UNABLE TO SELL STOCK SINCE THERE IS A LIMITED ACTIVE MARKET AT PRESENT.

            Only an extremely limited market exists for R-Tec's common stock. You may not be able to sell your shares promptly or at all, or sell your shares at a price equal to or above the price you paid for the shares due to the lack of an active market at present. There can be no assurance that any market will develop for the securities or that if a market does develop, that it will continue. If we are unable to qualify for the NASDAQ Small Cap Market listing, we believe that our stock will continue to qualify for trading on over-the-counter market on the OTC Bulletin Board. Consequently, selling your common stock could be difficult, transactions could be delayed, and security analysts' and news media's coverage of R-Tec may be reduced. These factors could result in lower stock prices.


R-TEC'S BUSINESS IS DEPENDENT ON PATENT PROTECTION WHICH CANNOT BE ASSURED.

     R-Tec holds a patent on its technology. There can be no assurance that patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

THERE IS A RISK THAT OUR PRODUCTS WILL NOT WORK AS INTENDED.

     We have never produced any commercial quantities of our products other than our product, Ripefully Yours, and our products have never been tested by consumers. There is no assurance that our products will work for consumers as intended and no assurance can be given that our products will not cause damage which will result in liability for R-Tec. If our products are not commercially viable, we could have insufficient funds to operate which could result in our terminating operations.


MANAGEMENT HAS BROAD DISCRETION IN THE USE OF PROCEEDS OF THIS OFFERING.

     Management has broad discretion in the use of proceeds and the allocations set forth are only estimates, subject to adjustment in the opinion of management based on events which may arise in the future.


PRESENT STOCKHOLDERS WILL DERIVE GREATER BENEFITS AND HAVE LESS RISK IF WE ARE SUCCESSFUL.


     Present stockholders will benefit from a disproportionately greater share of R-Tec, if successful, while investors in this offering risk a disproportional greater loss of cash invested if R-Tec is not successful. Two of our current officers and directors, Philip Lacqua and Nancy Vitolo, and one of our officers and directors who resigned from his positions with us effective April 5, 2000, Mark Scola, collectively have given total consideration of $574,755 for 2,916,666 presently outstanding shares of R-Tec's common stock. Investors in this offering will pay a total purchase price of $3,500,000.00 assuming all 1,000,000 shares are sold. The officers and directors will beneficially own 69.46% of the outstanding shares and investors in this offering will own 23.82% of the outstanding shares.



SOME OF R-TEC'S COMPETITORS MAY BE LARGER AND BETTER FINANCED.

     R-Tec's products will compete with electronic and other devices which are designed to detect gas leaks. Some of these competitors have greater financial, marketing and manufacturing resources. This, together with the limited capital available to R-Tec which will limit its marketing efforts, creates a significant competitive disadvantage. If we are not able to compete successfully, regardless of the quality of our products and the success of this offering, we will have little chance of succeeding and it is likely investors will lose their entire investment.


SINCE R-TEC HAS NO UNDERWRITER THERE IS A GREATER RISK THAT NO MARKET WILL DEVELOP FOR OUR STOCK.

     Lack of an underwriter or broker/dealer participation in the offering is likely to increase the risk that no market for our securities will develop upon completion of the offering. Because R-Tec has not engaged the services of an underwriter, the independent due diligence review of R-Tec, its affairs and financial condition, which would ordinarily be performed by an underwriter, have not been performed.


R-TEC'S COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULES THUS INVESTORS MAY FIND IT MORE DIFFICULT TO SELL THEIR SECURITIES.

     If the trading price of the common stock stays below $5.00 per share, trading in the common stock would be subject to rules promulgated under the Exchange Act of 1934. This could severely limit the liquidity of the common stock and the ability of investors in this offering to sell the common stock in the secondary market. Those rules require additional disclosure by broker-dealers in connection with any trades involving a stock market price of less than $5.00 per share. These rules require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith. Delivery must occur prior to any transaction. Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the investor and must have received the investor's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, and current bid and offer quotations for the penny stock. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by these requirements may discourage them from effecting transactions in the common stock.

WE MAY BE UNABLE TO SELL STOCK IN SOME STATES DUE TO THE INABILITY TO COMPLY WITH BLUE SKY REGULATIONS.

            Since R-Tec is not using an underwriter, we must register our officers and directors in some states in which we seek to sell our common stock. There can be no assurance that any or all stock registrations in various states will be approved. If registration is not approved, it will be more difficult for us to sell the minimum number of shares.


OUR OFFERING PRICE HAS BEEN ARBITRARILY DETERMINED.

            We have unilaterally and arbitrarily determined the offering price. The value of the common stock as determined by any subsequent market for the common stock may be much less than the price paid by you.


LIMITED HISTORY OF OPERATIONS

     We have  less  than  two  years of  operational  history  in our  industry.
Accordingly, our operations are subject to all the risks inherent in the establishment of a new business enterprise, such as access to capital, acceptance of our products in the market and limited revenue from operations. There is no assurance that our intended activities or plan of operation will be successful or result in revenue or profit to the Company.

NEGATIVE CASH FLOW AND OPERATING LOSSES

    We have incurred operating losses for our fiscal years ended December 31, 1998 and 1999, and expect to sustain additional operating losses in the future. Our operating losses are attributable to the developing nature of our business and have resulted primarily from:

    - significant costs associated with the development of our products;

    - marketing and distribution of our products;

    - interest charges and expenses related to our previous debt and equity financings; and

    - minimal sales history of our recently developed products

SIGNIFICANT FUTURE CAPITAL REQUIREMENTS

     The development of our business and the development, sale and delivery of our products and services requires significant expenditures. A substantial portion of these expenditures must be made before the Company realizes any material revenues. Certain of our expenditures, including marketing, sales and general and administrative costs are expensed as they are incurred, while certain others are deferred until the applicable network or product is completed and operational. We will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of our products, services and customer base. We may require additional financing in the future. We cannot assure you that any required additional financing will be available to the Company or that any additional financing will not materially dilute the ownership of our shareholders.

LIMITED PUBLIC MARKET FOR COMMON STOCK

    Our Common Stock is traded on the Over The Counter Electronic Bulletin Board under the symbol "RTTC." Currently, there are only two market makers for our Common Stock and there can be no assurance that a market for our shares will continue with any consistency.


ABILITY TO ATTRACT KEY PERSONNEL

    We believe our future success will depend to a significant extent upon our ability to attract and retain skilled officers, managers and other personnel. Competition for qualified personnel is intense, and there is no assurance that we will be successful in attracting and retaining qualified, top-level personnel.


BUSINESS  DEPENDENT  UPON KEY  EMPLOYEES.

     Our business is very specialized. The continued employment of Philip Lacqua is critical to the Company's proposed product development and the conduct of the Company's business. We maintain a $1,000,000 key man insurance policy on the lives of any of our officers and key employees. Our future success largely depends on the continued services of our officers and directors, and upon their ability to manage and conduct our operations and implement our business plan. The loss of services of these officers and directors could adversely affect our prospects for success.

NO DIVIDENDS AND NONE ANTICIPATED

     We anticipate using the proceeds received from our sales and any future earnings to promote and increase our business and for other working capital uses. We have not paid or declared any dividends. Based upon our present financial status and our contemplated financial requirements, we do not anticipate paying any dividends upon the shares offered for the foreseeable future. While we may declare dividends at some time in the future, no assurance can be given as to the timing of such declaration of dividends, if any.


ENVIRONMENTAL PROTECTION

    The Company is subject to extensive federal, state and local environmental laws and regulations concerning the manufacture and processing of chemical substances. Although the Company believes that its business and operations are being operated in material compliance with applicable environmental laws and regulations, the operation of any chemical laboratory and the distribution of chemical products involve the risk of accidental discharges of hazardous materials, personal injury and property and environmental damage. Furthermore, applicable environmental laws and regulations provide for substantial fines and criminal sanctions in the event of non-compliance. There can be no assurance that the Company will not incur material costs or liabilities as a result of such occurrences or the enforcement of environmental laws.

Honeywell Agreement

     The Company has an agreement with Honeywell to continue researching the viability of the Company's technologies in various industries. Honeywell has recently been purchased by General Electric and there can be no assurance that the Company will not be adversely affected. There also can be no assurance that Honeywell's new management will be interested in continuing their agreement with our Company. If Honeywell terminates our agreement, there can be no assurance that our Company will not be adversely affected.

                                    Dilution


     As of June 30, 2000, R-Tec's common stock had a net tangible book value (total tangible assets less total liabilities) of $197,584 or approximately $0.06 per share. The following table sets forth the difference between the price to be paid by new shareholders and the net tangible book value per share at June 30, 2000, as adjusted to give effect to this offering.


     Dilution is the difference between the offering price of $3.50 per share for the common stock offered hereby, and the net tangible book value per share of common stock immediately after its purchase. The Company's net tangible book value per share of Common Stock is calculated by subtracting R-Tec's total liabilities from its total assets less intangible assets, and then dividing by the number of shares then outstanding. The net tangible book value of R-Tec, based on the June 30, 2000 financial statements was $197,584 or approximately $0.06 per share of common stock. Assuming no changes in net tangible book value subsequent to June, 2000, other than those resulting from the sale of all the common stock offered hereby, the post offering pro forma net tangible book value of R-Tec would be $3,697,584.00 or approximately $0.88 per share, representing an immediate increase in net tangible book value of $0.82 per share to existing stockholders and an immediate dilution of $2.62 per share or (75%) to new investors. The following table illustrates the foregoing information with respect to dilution of new investors on a per share basis.

Offering price per share                                              $ 3.50
   Net book value per share prior to offering                         $ 0.06
   Increase attributable to purchase of shares by new
   investors                                                          $ 0.82
Post offering pro forma net book value per share                      $ 0.88
Dilution to investors in this offering                                $ 2.62

         The following chart illustrates the pro-forma proportionate ownership in R-Tec, upon completion of the offering of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of R-Tec by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.

                                                                       Average
                         Shares                                        Price/
                         Owned          Consideration   Percent        Share
                        ---------      --------------   -------      -----------
Present Stockholders    3,198,360      $ 2,087,860.00     71%        $0.65/Share
New Investors           1,000,000      $ 3,500,000.00     29%        $3.50/Share

                                 Use of Proceeds

            The proceeds of this offering will be used to pay:

o Research and development expenses, which consist of the salaries of our scientists, the cost of equipment, supplies, leasing laboratory space and purchase or construction of a laboratory.

o Office expenses which consist of expenses for executive offices, purchase or construction of a building, and lease of warehouse space.

o Parts and supplies expenses which consist of the cost of raw materials and inventory.

o Salary expenses, which consist of the salaries of R-Tec's officers and directors, internal accounting, administrative and other personnel.

o Sales and marketing expenses, which consists of advertising and public relations costs.

o Patent expenses, which consists of the payment due for securing additional patents.

o Insurance expense consists of the cost of general liability, officers and directors liability, life, health, workers' unemployment compensation and automobile insurance.


     The chart below represents the projected use of proceeds if $ 3,500,000 Of common stock is sold. We believe that the sale of 1,000,000 of the shares offered would provide sufficient funds for R-Tec to operate for the nxt 12 months without revenue.

                                                               Estimated % of
Purpose                                     Amount              Proceeds
------------                                ---------         -----------------
Research & Development Activities           $ 1,600,000            45.71%
Parts & Supplies Expense                    $   250,000             7.14%
Salary Expense                              $   500,000            14.29%
Offering Expenses (Legal, Printing
  Accounting & Miscellaneous Expenses)      $   100,000             2.86%
Patent Expense                              $   125,000             3.57%
Insurance Expense                           $    25,000             0.71%
Sales & Marketing Expenses                  $   800,000            22.85%
Travel Expense                              $   100,000             2.86%
------------------------                    --------------       ------------
 Total Usage                                $ 3,500,000           100.00%



     Since the proceeds of this Offering will be applied over time, the actual expenditure of such proceeds for any purpose could vary significantly from the anticipated expenditures described above. The Company reserves the right, therefore, to reallocate proceeds among the uses described above, including to working capital, depending upon factors such as the results of the Company's marketing efforts, the Company's success in developing new products, and technological advances in the industry.

     The foregoing represents management's current estimate of how the proceeds of this offering will be used and is subject to change based on changing circumstances and differing needs of R-Tec as they may exist in the future. R-Tec may reallocate the proceeds in the above described categories or to other purposes in response to changes in its plans, industry conditions, and R-Tec's future revenues and expenditures.

             Many factors may affect R-Tec's cash needs, including the possible failure to develop sufficient revenues from the sale of its products. R-Tec may not have sufficient capital for its funding requirements and may be unable to find suitable financing on acceptable terms. If R-Tec is unable to obtain such additional financing, our ability to maintain our level of operations could be materially adversely affected and R-Tec may not succeed. This event would significantly increase the risk of loss to those persons who invest in this offering.

            Any portion of the net proceeds not required for immediate expenditure will be deposited in R-Tec's corporate checking account, interest-bearing accounts or invested in short-term government notes, treasury bills, or short-term obligations of financial institutions.

            We reserve the right to change the use of proceeds in the event that we determine based on our marketing efforts and research and testing of our products that an adjustment in the proceeds of this offering is warranted in the opinion of management. However, there will be no adjustment in any amounts utilized to pay the patent expense.

                             Selected Financial Data

     The following table sets forth certain selected financial data for the year ended December 31, 1999, and the fiscal quarters ended June 30, 1999 and June 30, 2000. This information is derived from the Company's financial statements which appear elsewhere in this Prospectus. The selected financial data is qualified by reference to, and should be read in conjunction with, the Company's financial statements and notes thereto included elsewhere in this Prospectus and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

Income Statement:

                                           Six Months     Six Months
                            Year  Ended       Ended          Ended
                            December 31       June 30        June 30
                                 1999          1999           2000



Sales                              -                -          18,961
Cost Of Goods                      -                -          11,033
                               ------          -------        -------

Gross Profit                       -                -           7,928
Operating Expenses             502,377         201,674         345,661

Non-cash
Compensation                       -                -           3,000

Other Income                       -                -           5,171
Other Expenses                     -         (24,000)         (7,035)
Net Profit(Loss)            (502,377)        (225,674)       (339,597)
        Per share              (0.17)           (0.08)          (0.11)
Shares Outstanding         2,916,666        2,916,666       3,115,551
Dividends                          -                -               -


Balance Sheet

as of:                      Six Months         Pro  Forma
                               Ended           As Adjusted(1)
                               June 30           Maximum
                                2000

Cash And Cash Equivalents    196,426            3,596,426
Working Capital (deficit)    180,357            3,580,357
Total Assets               1,095,539            4,495,539
Current Liabilities           90,139               90,139
Long Term Debt                     -                    -
Stockholders' (deficit)

Equity                     1,005,400            4,405,400


(1) Gives effect to the issuance and sale of the maximum of 1,000,000 Shares offered hereby and the receipt of the estimated net proceeds ($3,400,000 if the maximum is sold) before their application. See "Use of Proceeds".

                               CAPITALIZATION


     The following table sets forth the capitalization of the Company as of June 30, 2000 and as adjusted to give effect to the issuance and sale of the shares upon the closing of this offering:


                                                  Pro  Forma
                                Actual            As Adjusted
                                                  (Maximum)

Long Term Liabilities                 0                   0

Stockholders' Equity:

  Common Stock and additional
  paid in capital, $0.00001 par
  value authorized
  50,000,000 shares;
  issued and outstanding
  3,198,360 shares; as
  adjusted 4,198,360          2,087,860           5,487,860

Deficit Accumulated During
Development Stage            (1,082,460)          (1,082,460)

Total Stockholders' Equity    1,005,400           4,405,400

Total Capitalization          1,005,400           4,405,400

            Management's Discussion and Analysis or Plan of Operation

            The following discussion and analysis should be read in conjunction with R-Tec's financial statements and the Notes associated with them contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. R-Tec's actual results may differ significantly from the result discussed in the forward looking statements. Factors that might cause such a difference are discussed in "Risk Factors."

Overview
            R-Tec has patented technology for coatings such as paint and other products which may be used to detect leaks of various gases from pipes. We believe that our R-Tect 12 reactive paint, R-Tect 22 reactive paint and R-Tect carbon dioxide reactive paint products are ready for commercial production and we have an order for R-Tect 22 reactive paint.

     From its inception in 1998, R-Tec has been engaged primarily in activities devoted towards obtaining the patent rights to the technology, general business operations, research and development, sales of Ripefully Yours, negotiating license agreements and obtaining financing for this offering. There have been limited revenues from sales of Ripefully Yours.

Results of Operations

            It is difficult for R-Tec to forecast its revenue or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful.

            As a result of our extremely limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Our expense levels are based upon our expectations concerning future revenue. Thus, quarterly revenue and results of operation are difficult to project.

Liquidity and Capital Resources

            R-Tec has incurred negative cash flows from operation since its inception. We expect to continue to expend substantial sums to complete product development, to create inventory and to begin marketing and sales.

            Our future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of the R-Tect 22, R-Tect 12 and R-Tect carbon dioxide reactive paint products, progress in its product development efforts, the magnitude and scope of such efforts, the cost of contract manufacturing, cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the development of strategic alliances for the development and marketing of our products. In the event R-Tec's plans change or its assumptions change or prove to be inaccurate or the proceeds of the offering prove to be insufficient to fund operations at the planned level (due to further unanticipated expenses, delays, problems or otherwise), R-Tec could be required to obtain additional funds in any event through equity or debt financing, strategic alliances with corporate partners and others, or through other sources in order to bring its products through regulatory approval to commercialization. The terms and prices of any equity or debt financing may be significantly more favorable than those of the shares sold in the offering. R-Tec does not have any material committed sources of additional financing, and there can be no assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to further delay, scale-back, or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products, or potential markets. If adequate funds are not available, R-Tec's business, financial condition, and results of operations will be materially and adversely affected.

            The actual research and development and related activities of R-Tec may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, the results of R-Tec's research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial potential and the status of competitive products. The focus and direction of R-Tec's operations will also be dependent upon the establishment of collaborative arrangements with other companies, and other factors.

            Until required for operations, R-Tec's policy is to invest its cash reserves in bank deposits, certificates of deposit, commercial paper, corporate notes, U.S. government instruments and other investment-grade quality instruments.

            There can be no assurance that R-Tec will be able to commercialize its technologies, or that profitability will ever be achieved. R-Tec expects that its operating results will fluctuate significantly from quarter to quarter in the future and will depend on a number of factors, most of which are outside R-Tec's control.

Business of the Company

History of Our Company

     R-Tec was incorporated under the laws of the State of New Jersey on October 22, 1998. R-Tec has no significant assets with the exception of its patents. During 1999 and 2000, the Company offered up to 1,250,000 shares of its common stock for sale at $8.00 per share via a registered offering on Form S-1. The Company sold 166,819 shares in 2000 and the offering was closed effective June 27, 2000. To date, a majority of activities have been related to organizational matters, product research, developing a corporate business plan, patent filings, fund raising activities, negotiating license agreements as well as launching its "Ripefully Yours" product to the market. The Company believes it is nearing the end of its initial phase of research in its patented leak detection methods and believes there should be a commercially viable product ready for production by February of 2001. The Company has extended its agreement with Honeywell to continue research to explore the viability of this technology in various commercial industries.


Background

            Presently,  there are three major  methods  used to detect gas freon leaks. The oldest method is to coat suspected leak sites with a liquid, such as soap bubbles. Pressure from the escaping gas causes bubbles to form which confirms a leak at the site. Although inexpensive and generally applicable, this method lacks the ability to locate small leaks which over time can allow large volumes of gas to escape. The second major method is the use of electronic ionization detectors. Although more expensive than the pressure based detection method, false results have been noted due to interaction with metallic pipes. Moreover, their effectiveness diminishes with the amount of escaping gas. As a result, such detectors have a limited ability to find small leaks. The third, and perhaps most effective currently available detection method, is the internal injection of liquid based dyes. The dye leaks through the opening and can be seen on the outside of the pipe. This method necessitates purchasing expensive equipment, hiring trained technicians, and purchasing costly dyes for each application. Recently, some hardware manufacturers have declared due to the invasive nature of these dyes, that their use may void the manufacturer's warranty. Our products are designed as an external coating which is non-corrosive and will not interfere with the operation of the pipe or equipment and we believe the manufacturer's warranties will not be affected. Moreover, none of the competitive methods provide any form of passive leak detection.

            The benefits that would result from early detection of leaks in gas lines may be substantial. By specifically identifying the source of a gas leak and permitting the early detection of the escaping gas, our products may reduce environmental damage caused by leaks of gases, which are believed to cause ozone depletion and other environmental problems. In addition, by specifically indicating the location of a leak, our products may enable owners or operators to promptly and cost effectively repair the leak and reduce the gas replacement cost incurred as a result of leakage.


Our Proposed Business

            R-Tec was formed to develop and manufacture reactive paints and other products to coat pipe junctions. Once sealed with the paint, gas escaping through the painted junction, causes a chemical reaction resulting in a visible color change of the paint.

            For example, during the manufacture and installation of air conditioning and refrigeration systems, the manufacturer or installer may apply R-Tect 22 to the joints of the system. R-Tect 22 placed externally on the system, waits for leaking gas to pass through it. When a leak occurs at a coated joint, the blue paint should change to a bright florescent yellow, identifying a leak from the inside out. R-Tect 22 does not react with gases in the air surrounding the pipe. Thus, the exact location of the leak is identified. R-Tect 22 not only detects gas leaks from a system, but also we believe, based on the tests we have performed, neutralizes limited amounts of some of the chloroflurocarbons passing through the paint by removing the chlorine and fluoride from the gas, making the gas inert and possibly harmless to the ozone layer. Freon gas is trapped in our paint as it escapes from the leaking pipe. A chemical which reacts with the freon causes it to change its structure through a polymer which traps the chemical and prevents the release of harmful gases into the air.

            In addition, R-Tect 22 may react to the leak before significant refrigerant gas escapes from the system and the owner of the equipment experiences any failure or need to replace the gas, thereby reducing the need for further production of chloroflurocarbons. Although there are calls for reducing the amount of chloroflurocarbon production, due to the overwhelming use of this product worldwide, these gases will be produced overseas and domestically until the year 2040.

            The first products we plan to make available for sale are:

o R-Tect 22 reactive paint. R-Tect 22 is an external application paint designed to detect R-22 freon gas leaks in air conditioning units,
o R-Tect 12 reactive paint, developed for automotive application to detect R-12 freon gas,
o R-Tect carbon dioxide reactive paint developed as an external application paint designed to detect carbon dioxide leaks in pipe systems which contain gaseous or liquid carbon dioxide, and
o R-Tect Natural Gas reactive paint developed as an external application paint which is designed to detect natural gas leaks in a variety of systems.

            Other  products  nearing  the end of  development  are  R-Tect  134A reactive paint, developed to detect R-134A, a gas in air conditioning applications. We expect R-Tect natural gas reactive paint, R-Tect carbon dioxide reactive paint and R-Tect 22 reactive paint to be available for commercial production in October 1999. R-Tect 12 reactive paint should be available in February 2001, along with R-Tect 134A reactive paint. However, no assurance can be given that commercial production will, in fact, occur on this timetable.

Two-Phase Business Plan

            Two-Phase Business Plan

         Our business plan is based on implementing our strategy in two phases:

   o Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of Three Initial Products, and
   o     Phase 2 - Expand Product Lines.

The key elements of each phase of our strategy are described below:

         Phase 1 - Establish Manufacturing and Distribution Relationships and Begin Distribution of the Three Initial Products

R-Tec's primary strategic goals for Phase 1 are:

     o    The selection of appropriate manufacturing and distribution partners.

     o The commencement of commercial distribution of our reactive paint products.

     o    R-Tect 22 freon leak detecting coating.

     o    R-Tect 12 freon leak detecting coating.

     o R-Tect carbon reactive paint. Development of this product is expected to be complete by April, 2001 at an additional cost of $50,000.

     o During Phase 1, we will incur significant operating expenses. We do not expect to generate significant operating revenues for a period of at least six months after the completion of our offering.

     o During Phase 1 R-Tec will require manufacturing facilities and additional warehouse space. These facilities may be purchased or leased and the manufacturing may be outsourced. We anticipate that we will remain in our existing office space for the coming year but will be required to expend additional funds on manufacturing and on warehouse space.

Manufacturing and Distribution Relationships.

     One of R-Tec's Phase 1 goals is to establish beneficial relationships with strategic manufacturing and distribution partners. With this strategy, we hope to eliminate the need to build a large and costly production and sales infrastructure and to benefit from the inclusion of our products in our partners' marketing efforts.

     R-Tec has entered into a manufacturing contract with Anscott Chemical Industries, Inc., a nationally recognized manufacturer of chemical products located in Wayne, New Jersey.

     Anscott will be the exclusive manufacturer of our leak detection products; R-Tect 12, R-Tect 22, and R-Tect carbon dioxide reactive paints. The agreement is for five years. The rights granted to Anscott under the agreement are limited to these three specified products and to the United States. Anscott's exclusivity rights with respect to R-Tect carbon dioxide reactive paint is further limited to the dry cleaning industry. Anscott will manufacture our products based on purchase orders received from R-Tec. R-Tec intends to locate a quality control technician employed by us at Anscott's offices, but there is no provision in our contract with Anscott which requires Anscott to accept such supervision.

     The primary distributor of our protective coating products, Motors & Armatures, has placed an initial order for 5,000 kits of R-Tect 22 reactive paint at $44.00 per kit. We believe that Motors & Armatures will distribute R-Tect kits for R-Tect 12, R-Tect 22, and later R-Tect 134A reactive paints, primarily to organizations that will in turn sell them to air conditioning or refrigeration contractors. The original anticipated delivery date of R-Tect 22 to Motors & Armatures of October 31, 1999, was extended to February, 2000. That date has been extended again until after we commence operations. Motors & Armatures has advised us that it intends to create artwork for our products which it will be distributing and intends to hire an exclusive representative to work on the R-Tect product line. This specialist will travel with Motors & Armatures' sales representatives to train and educate its clients in the use of our products. Motors & Armatures has orally represented to us that it has allocated $156,000 for advertising in the first year for R-Tec's products and that it will also provide a direct mail campaign to reinforce the advertising program.

     In June, 2000, we began sales of our Ripefully Yours product which delays the decay of refrigerated fuits and vegetables. Ripefully Yours is packaged by Pac-Rite of Passaic, New Jersey. We believe that Pac-Rite can succesfully fulfill all of our packaging requirements in the foreseeable future. The baking soda is manufactured by Vitusa Products and the Ethylene eliminator component is manufactured by GSA Resources. We received minimal revenues from the sale of Ripefully Yours in the second quarter of this year. Currently, the sales of Ripefully Yours are increasing steadily. In the few months this product has been on the market, it has been sold in 33 grocery chains located in the northeast and midatlanic U.S. and the Caribbean including Pathmark, ShopRite, King Kullen and C&S Wholesale. We anticipate that the majority of the Company's revenues in the near future will be from the sale of Ripefully Yours. 19

         Motors & Armatures has proposed a six month test marketing program to determine the volume level of sales. It intends to promote R-Tec's products as both leak detectors and as preventative maintenance products.

         R-Tec's Efforts To Expand Commercial Use of Initial Products.

     During Phase 1, R-Tec also intends to pursue direct sales to end-users and the original equipment manufacturing market. We will also complete research and development of our remaining initial products and will pursue marketing of these products. Potential users include public utility companies, automotive, marine, aviation, aerospace companies, and commercial real estate owners and developers. We have identified government agencies and municipalities where our products can reduce maintenance, overhead and provide another means to detect harmful gases. We also intend to pursue licensing arrangements with select end-users.

         We believe a marketing opportunity will also develop with insurance companies that underwrite risk associated with gas explosions. R-Tec will introduce its products to these insurance companies and will attempt to persuade them either to mandate the use of R-Tec's reactive paint products or to provide financial incentives, such as discounted insurance rates, to companies that utilize R-Tec's detection products.

         We believe that a marketing opportunity will develop for the use of R-Tec's reactive paint products to detect natural gas and propane leaks. Specifically, during the installation of a gas pipe, the installer could apply our paint to pipe joints. Property owners could also apply our reactive paint to pipe joints in existing structures. If natural gas or propane leaks through a stress crack, the paint is designed to change colors, indicating a leak, and warning anyone who examines the pipe joint.

         We also believe a market may exist for our reactive paint products in chemical plants. Chemical plants utilizing our reactive paint products could reduce the chance of significant damage caused by a toxic chemical or gas leak by applying our products to pipe joints in their manufacturing facilities.

         We also believe our reactive paint products could be used in the aerospace and aviation markets. We believe that aircraft utilizing our reactive paint products could possibly avert disasters caused by gas and fluid leaks if, during a routine inspection, a mechanic notes a change in color of the paints applied to pipe joints aboard the aircraft. Should there be a leak, it could be detected and repaired prior to the aircraft taking off.

         It is possible, though unlikely, that our paint could be caused to change color due to exposure to some other substances or gas from another source. A false positive reading due to ambient gases is minimized by the use of a clear polymer coating, which encases each of the R-Tec paints. When properly applied, the paint's impermeable coating serves to ensure that only gas leaking from the protected source can contact the reactive paint and therefore cause a positive reading. None of the testing conducted to date has indicated any variance of responsiveness of R-Tec's products to geographic area or weather conditions, such as humidity, air pressure or smog level.

Phase 2-Expand Product Lines and Expand Internal Sales

     R-Tec does anticipate entering Phase 2 during next fiscal year. R-Tec anticipates that it will add product lines in Phase 2 which will be marketed to the users identified in Phase 1. R-Tec will continue to pursue new business with public utilities by developing new products which address specific needs with the industry.

         The speed with which we can develop, introduce, test market and expand sales of the additions to the R-Tec product line will determine the timing of the realization of our Phase 2 goals. This phase will be characterized by new product introductions, test marketing, expanded sales efforts, and industry driven mandates for the use of R-Tec products.

         During Phase 2, in addition to manufacturing facilities, office space and warehouse space required during Phase 1, R-Tec will require laboratory facilities for product development.

         During Phase 2, R-Tec will develop additional gas detection coating products.

   o R-Tect ethylene detector. The estimated development time is 90 days at an approximate cost of $70,000.
   o R-Tect propane reactive paint. The estimated development time is 90 days at a cost of approximately $100,000.
   o R-Tect natural gas reactive paint. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
   o R-Tect SF6 detector. The estimated development time is 90 days at an estimated development cost of approximately $200,000.
   o R-Tect 134A, a freon detecting coating designed for the automotive, air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.
   o R-Tect 410, a freon detecting coating designed for the residential and commercial air conditioning and refrigerator contractors market. The estimated development time is 180 days at an approximate cost of $55,000.

     R-Tec intends to initially develop only R-Tect propane reactive paint during this Phase. Further funding will be necessary to develop additional products.

Other Potential Applications Of R-Tec's Detection Technology.

         Following the development of the products discussed above, R-Tec intends to develop coatings which detect the following gases. The development time and cost for each project has not been estimated by R-Tec. R-Tec's ability to develop additional gas detection products will be dependent upon the proceeds from this offering and the amount of funds available, if any, from operations.

Ammonia                    Chlorine                  Methane
Butane                     Ethane                    Methyl Mercaptan
Carbon Monoxide            Isobutane                 Sulphur Hexaflouride
Acetylene                  Carbon Sulfide            2-Methylpropene
Acetyl Fluoride            Carbon Tetrafluoride      Nitric Oxide
Allene                     Hexafluoropropane         Nitrogen
Arsine                     Hydrogen                  Nitrous Oxide
Boron Trichloride          Hydrogen Chloride         Other Refrigerants
Boron Trifluoride          Isobutylene               Phosgene
Bromotrifluoromethane      Methyl Ether              Propene
1,3-Butadiene              Methanethiol              Sulphur Dioxide
2-Methylpropane            Trimthylamines

               We also intend to research the feasibility of using a small strip across the top of wrapped chicken parts and meat as a means of measuring freshness. This fine lined strip would be the color green, indicating the chicken is fresh. If this strip turns red, this would indicate that the chicken is diseased or tainted with salmonella. This would alert both the retailer and the consumer to the presence of a disease that might not have been detected without this safety strip.

         We plan to work with utility companies on the detection of SF6 gas. This gas is used as an insulator in transformers and takes the place of harmful PCBs. When these gases leak out of a transformer, they may cause the electricity passing through the gas to spark and cause an explosion. Currently, the only way the utility company can detect a leak is when the transformer explodes and it must be replaced at great cost to utility companies and the consumer. R-Tec proposes that when a transformer is assembled, the utility company place a strip of our paint around the top of the transformer so that utility workers will be able to easily detect a change in the color of a transformer hanging on a utility pole, if a leak occurs.

Blood Gases

          R-Tec believes there may be an interest in the use of our technology in the field of blood gases. Blood travels from the heart to the lungs, liver, kidneys and other major organs. During this trip it is carrying a percentage of oxygen, carbon dioxide and certain other metabolic gases. However, when there is a restriction in this flow, possibly due to coronary artery disease, the heart and lungs are unable to supply the proper amount of oxygen to the blood. Therefore, the oxygen level begins to decrease and the carbon dioxide level will increase.

         R-Tec believes that by detecting gas on a molecular basis at the rate of 10 to the 64th power, the medical field may have the ability to detect a change in the amount of carbon dioxide in the blood. This may help patients with a family history or high risk of heart attacks or strokes to possibly know if they have a serious medical condition. For example, a person might be able to rub some gel on their wrist once a month. This gel would consist of a form of R-Tec's product and dimethyl sulfoxide, a substance that carries medicine into the body. If the blood flowing through the arterial arteries has a higher than normal level of carbon dioxide, which is indicative of a restriction of blood flow and oxygen, the gel would turn from one color to another, possibly warning the individual that they may be within weeks of suffering a stroke or heart attack. This pre-warning system would allow a person to seek medical attention and relieve the arterial restriction before suffering the damage caused by a heart attack or stroke. Since smog does not affect a person's arterial blood gas level because the level of these gases is maintained internally, there is little likelihood of external factors affecting the potential product.

Employees

     R-Tec currently has six full-time employees. Two of the employees are officers and Directors of the Company. In addition, The Company employs one sales person, a driver, and two clerical personnel. R-Tec has retained the services of the following on a part-time basis: two scientists, accounting personnel and one consultant and director. In the event of successful completion of the offering, the Company intends to hire additional full-time employees.

Facilities

     We lease 1,930 square feet of office space under a two year lease from Haas Laser Technologies, Inc. at 37 Ironia Rd. in Flanders, New Jersey. The lease payments are approximately $2,171 per month. The Company anticipates renting additional production facilities upon the successful conclusion of this offering or as required by demand for the Company's products.

Patent

            R-Tec's gas detecting coating technology is the invention of Robert J Verdicchio, Stewart R Kaiser, and Shawn Walsh. Their invention is protected by U.S. patent #5783110, issued July 21, 1998, entitled, Composition for the Detection of Electrophilic Gases and Methods of Use Thereof. The patent describes a coating which detects gases, such as chlorodifluoromethane or carbon dioxide, which are attracted to electrons. Upon contact with such gases, protons are exchanged between the gas and the paint. The loss or gain of protons causes a dye incorporated in the paint to change color, indicating the presence of gas. R-Tec also has two pending U.S. patent applications which, if granted would expand the scope of present patent. R-Tec has foreign patent applications pending for 32 countries.

           On March 28, 1997, Mr. Verdicchio, Mr. Kaiser and Mr. Walsh assigned all of their interest in the patent to Muriel Kaiser. On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110 to R-Tec. This assignment has been filed with the U.S. Patent and Trademark Office.

     On May 10, 1999, R-Tec executed a promissory note in favor of Muriel Kaiser in the principal amount of $850,000 to pay for the transfer of the patent to R-Tec. The note bore interest at the rate of 6% per annum and was to be paid in full within 30 days following the completion of the initial public offering. By letter agreement dated July 2, 1999, Mrs. Kaiser has agreed that in the event 625,000 shares were not sold by January 10, 2000, payment will be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest. On September 28, 1999, the note was further modified by providing for payment of $400,000 of the total due by the issuance of 100,000 R-Tec shares with the remaining $450,000 being due within thirty days of R-Tec selling $2,000,000 of its shares in the initial public offering. In February 2000, the Company issued 100,000 shares of the Company's common stock and paid $450,000 in full satisfaction of amounts owed under the purchase agreement.

            There can be no assurance that any of our future patent applications will be granted, that any current or future patent or patent application will provide significant protection for our products or technology, be of commercial benefit or that the validity of such patents or patent applications will not be challenged. Moreover, there can be no assurances that foreign patent, trade secret or copyright laws will protect our technologies or that we will not be vulnerable to competitors who attempt to copy or use our products or processes.

Patent Valuation

            The original patent has been appraised by Intellectual Property Valuators of Sandown, South Africa. The appraiser concluded that the patent has a value of $31,977,000.

 Governmental Regulations And Industrial Standards

            We believe based on the opinion of our consultant who is also a director, that our products presently comply with any applicable material governmental health and safety regulations and standards. However, there can be no assurance that our products will comply with all applicable regulations and standards in the future. Because the future scope of these and other regulations and standards cannot be predicted, there can be no assurance that we will be able to comply with all future regulations or industry standards.

                            Management And Affiliates

Directors, Executive Officers And Key Employees

            The names, addresses, ages and respective positions of the current directors and officers of R-Tec are as follows:

Name                                 Age              Position
----                                 ---              ---------
Philip Lacqua                        52               President, Treasurer and
1127 83rd Street                                      Director
Brooklyn, New York  11228

Nancy Vitolo                         36               Vice President, Secretary
290 Green Road                                        and Director
Sparta, New Jersey  07871

Damon E. Palmer                      35               Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                       24               Director
538 Wren Way
Branchburg, New Jersey  08876

            Each  director is elected for a period of one year and serves  until
his  successor  is  elected  by  our   shareholders.   We  have  no  independent
compensation committee.

            Philip Lacqua, age 52, will serve as the President, Treasurer and as a Director of R-Tec. His duties will include responsibility for the overall management of R-Tec and sales. Mr. Lacqua was awarded a Bachelor of Science degree from Central College of Iowa in 1970 with a major in Political Science.

            Since 1970, Mr. Lacqua has served as President and Vice President for various companies. In 1971, Mr. Lacqua started Container Maintenance Corp., which was in the business of repairing ocean-going containers, trailers and chassis. At the same time he started CMC Haulage, Inc., which provided for interstate and intrastate trucking. In 1973, Mr. Lacqua merged his companies with others and formed Marine Repair Services, Inc. He assumed the title of Vice President of Sales. Marine Repair was primarily in the business of repairing containers, trailers and chassis in the New York area. In December, 1977, Mr. Lacqua sold his interests in CMC Haulage and Marine Repair.

           In February, 1978, Mr. Lacqua formed Eastern Industrial Supply Corp., a ship supply company. Mr. Lacqua then formed Marine Technical Service, Inc., and served as a Director and President, overseeing all aspects of that company. Marine Technical specialized in sales to the Far East, the Middle East and Europe. In June, 1998, Mr. Lacqua resigned as an officer and director of Marine Technical Service, Inc. to devote all of his attention to R-Tec. Mr. Lacqua commenced work for R-Tec in May 1996, prior to its incorporation.

            Nancy Vitolo, age 36, will serve as a Vice President, Secretary and as a Director of R-Tec. As such her duties will include public relations.
Ms. Vitolo owned and was employed by Garden State Heating and Air Conditioning Corporation as a secretary from 1991 until February, 1998. Garden State became one of the top 50 Bryant/Carrier Dealers in gross sales in the continental U.S. and Canada. Beginning in March 1998, Ms. Vitolo worked with R-Tec as a consultant until she became an employee in April, 1999. Ms. Vitolo was a sales representative for Yves Saint Laurent for the ten years prior to her association with Garden State.

           In 1995, Ms. Vitolo and Mrs. Kaiser began the research project which resulted in the development of the reactive paint technology now owned by R-Tec. Ms. Vitolo and Mrs. Kaiser opened a laboratory and engaged scientists to research the feasibility of creating a better method for detecting minute gas leaks. A laboratory was leased in Warren County, New Jersey and chemists and other scientists were engaged to perform research in this area and conduct experiments. Ms. Vitolo later withdrew from active participation in the project, but continued to assist Mrs. Kaiser in the funding of the patent. Ms. Vitolo personally loaned Mrs. Kaiser approximately $425,000 to fund the development of the patent.

            Damon E. Palmer, age 35, was elected to serve as a director of R-Tec on April 14, 1999, and is also a member of the Compensation and Audit Committees of the Board. Mr. Palmer is Vice President and Chief Financial Officer of Trinity Industrial Services, a computer consulting company, since 1998. From 1996 until 1998 he was Controller of Marine Technical Services, which was formed by Mr. Lacqua. Between 1994 and 1996 he was an office administrator for Edward Jones, C.P.A. From 1989 until 1994 he was a manager of a branch of the Glidden Company, which engaged in the business of manufacturing and selling paint products.

            Shawn P. Walsh, age 24, was elected to serve as a director on April 14, 1999. He graduated from Johns Hopkins University in Baltimore, Maryland in 1996 with a Bachelor of Science degree in Chemistry. He worked for R.W. Johnson Pharmaceutical Research Institute in Raritan, New Jersey from December 1996 to March 1999 as a scientist.

            R-Tec had a one year consulting Agreement with Mr. Walsh which terminated on January 1, 2000. Mr. Walsh has been engaged to perform consulting services regarding scientific experiments and research on reactive paints. R-Tec is paid Mr. Walsh $1,000 per month for a total of $12,000 plus all reasonable out of pocket expenses. Mr. Walsh has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser.

Key Employees And Consultants

            The following biographical information relates to our consultants:

        Name                                         Position


   Shawn P. Walsh                              Scientific Consultant, Director
   Robert J. Verdicchio                        Scientific Consultant

            Robert J. Verdicchio, age 65, has been employed by Verdi Enterprises, Inc., a chemical consulting company of Succasunna, New Jersey, of which he is the principal owner since January, 1996. He was employed by Johnson and Johnson Consumer Products in Skillman, New Jersey, from 1973 until his retirement in 1995. He has been engaged in the development of the patented technology since 1996 and has worked for R-Tec as a consultant since July 1996. He received a Ph.D. in Metaphysical Science in 1994 from the University of Metaphysics in Los Angeles, California, a Master of Science degree in 1990 from Fairleigh Dickinson University, and a Bachelor of Science degree in Organic Chemistry in 1962 from Rutgers University. He was one of three inventors of the patented proprietary technology which has been assigned to R-Tec. Dr. Verdicchio has no ownership rights to the patent by virtue of his assignment of all of his rights to Mrs. Kaiser. Dr. Verdicchio has agreed to consult for R-Tec on an as needed basis.

Executive Compensation

     We have no independent compensation committee. R-Tec has entered into employment agreements dated September 23, 1999 with Nancy Vitolo and Philip Lacqua, who are officers and directors of R-Tec.

     The employment agreement with Ms. Vitolo provides for the payment of $50,000 plus bonus per year for a two-year term. Ms. Vitolo is employed as Vice President, Secretary and director of R-Tec. Ms. Vitolo has waived her salary due under the agreement through September 23, 1999.

     The employment agreement with Mr. Lacqua provides for the payment of $50,000 plus bonus per year for a two year term. Mr. Lacqua is employed as President, Treasurer and director of R-Tec. Mr. Lacqua has waived his salary due under the agreement through September 23, 1999.

     In addition, R-Tec established a Stock Option Plan on April 15, 1999 which provides that all regular full-time employees and key executives may be issued options to purchase a total of up to one million shares of our common stock at a price not less than 100% of the fair market value of the shares on the date the option is granted. The plan is to be administrated by the Stock Option and Compensation Committee of the Board of Directors, consisting of at least two disinterested directors. On April 14, 1999 the Board formed a Compensation Committee which consists of a total of three directors with two disinterested directors. We also intend to implement a Pension Plan in the near future.

     All of our officers are also directors of R-Tec and are, therefore, not independent. No independent person has reviewed the employment agreements. However, since April 14, 1999 the Board of R-Tec includes two disinterested directors who are members of the Compensation and Audit Committees.

REMUNERATION OF OFFICERS AND DIRECTORS

     The following table sets forth the compensation paid during the fiscal years ended December 31, 1999, December 31, 1998, and the projected compensation to be paid in 2000 pursuant to existing employment agreements with the Company's Chief Executive Officer and each of the Company's officers and directors. No person received compensation equal to or exceeding $100,000 in fiscal 1999 or 2000 and no bonuses were awarded during fiscal 1999 or 2000.

 In March 2000, the Company issued stock options for 190,000 shares at $8.00 per share to various employees and consultants.



                                                                                               Long Term Compensation

                                      Annual Compensation                    Awards                   Payouts
Name                                                     Other                    Securities
and                                                      Annual      Restricted   Underlying    LTIP            All Other
Principal                                                Compen-     Stock        Options/      Payouts         Compen-
Position                      Year  Salary($)  Bonus($)  sation($)   Awards($)    SARs          ($)             sation($)
------------------------------------------------------------------------------------------------------------------------------
Philip Lacqua                 1998   ---       ---       ----         ----        ----            ----           ----
President, Treasurer          1999   12,500    ---       ----         ----        ----            ----           ----
                              2000   50,000    ---       ----         ----        ----            ----           ----

Nancy Vitolo                  1998   ---       ---       ----         ----        ----            ----           ----
Secretary                     1999   12,500    ---       ----         ----        ----            ----           ----
                              2000   50,000    ---       ----         ----        ----            ----           ----

Damon E. Palmer               1997   ---       ---       ----         ----        ----            ----           ----
Director                      1998   ---       ---       ----         ----        ----            ----           ----
                              1999   ---       ---       ----         ----        ----            ----           ----
                              2000   ---       ---       ----         ----        ----            ----           ----

Shawn P. Walsh                1997   ---       ---       ----         ----        ----            ----           ----
Director                      1998   ---       ---       ----         ----        ----            ----           ----
                              1999   ---       ---       ----         ----        ----            ----           ----
                              2000   ---       ---       ----         ----        ----            ----           ----



                             Principal Shareholders

            The following table presents the shares of common stock of R-Tec owned of record or beneficially by each person known to own more than 5% of R-Tec's common stock, and the name and shareholdings of each officer and director and all officers and directors as a group.


                                                                 Percent After
Principal Stockholder's          Number of      Percent Prior     Maximum
Name and Addresses             Shares Owned      to Offering      Offering      Office(s) Held

Philip Lacqua                     972,222        30.39%            23.15%           Director,
1127 83rd Street                                                                    President,
Brooklyn, New York  11228                                                           Treasurer

Nancy Vitolo                      934,223        29.20%            22.25%           Director,
290 Green Road                                                                      Vice President,
Sparta, New Jersey  07871                                                           Secretary

Marc M. Scola                     972,222        30.39%            23.15%           Former Director,
61 Mallard Drive                                                                    Vice President,
Allamuchy, New Jersey  07820                                                        General Counsel

Damon E. Palmer                       -0-           0%                0%            Director
8380 SW 39 Court
Davie, Florida  33328

Shawn P. Walsh                        -0-           0%                0%            Director
538 Wren Way
Branchburg, New Jersey  08876

All Officers and
Directors as a Group            2,878,667        89.98%            68.36%

                 Certain Relationships and Related Transactions


    Mr. Lacqua, Ms. Vitolo and Mr. Scola own 2,878,667 shares. They contributed $632,834 in capital through June 30, 2000.


            R-Tec's gas detecting coating technology is the invention of Robert J Verdicchio, Stewart R Kaiser, and Shawn Walsh. Their invention is protected by U.S. patent #5783110, issued July 21, 1998, entitled, Composition for the Detection of Electrophilic Gases and Methods of Use Thereof.

     On March 28, 1997, Mr. Verdicchio, Mr. Kaiser and Mr. Walsh assigned all of their interest in the patent to Muriel Kaiser. On November 2, 1998 Muriel Kaiser assigned all right, title and interest together with all rights of priority in U.S. patent #5783110 to R-Tec. This assignment has been filed with the U.S. Patent and Trademark Office. Mrs. Kaiser is the mother of Stewart Kaiser and Nancy Vitolo's mother-in-law. Ms. Vitolo is the wife of Stewart Kaiser.

     On May 10, 1999, R-Tec executed a promissory note in favor of Muriel Kaiser in the principal amount of $850,000 to pay for the transfer of the patent to R-Tec. The note bore interest at the rate of 6% per annum is to be paid in full within 30 days following the completion of the initial public offering. By letter agreement dated July 2, 1999, Mrs. Kaiser agreed that in the event 625,000 shares was not sold by January 10, 2000, payment will be made by R-Tec's execution of a promissory note for $850,000 due and payable in equal quarterly payments over a five-year period at 6% interest. On September 28, 1999, the note was further modified by providing for payment of $400,000 of the total due by the issuance of 100,000 R-Tec shares with the remaining $450,000 being due within thirty days of R-Tec selling $2,000,000 of its shares in the initial public offering. In February 2000, the Company issued 100,000 shares of the Company's common stock and paid $450,000 in full satisfaction of amounts owed under the purchase agreement.

     R-Tec had previously executed an agreement in favor of Philip Lacqua, Nancy Vitolo and Marc M. Scola under which R-Tec agreed to reimburse Mr. Lacqua, Ms. Vitolo and Mr. Scola for all expenses advanced by such individuals prior to and after the date of R-Tec's incorporation. Such expenses include, but are not limited to, attorneys' fees, accountant fees, office leases, advertising, travel, and general expenses of this offering. During 1999, sums due Mr. Lacqua, Ms. Vitolo and Mr. Scola were reduced or reclassified as equity.



            On September 25, 1999, our executive officers, Mr. Lacqua, Ms. Vitolo as well as the then Director, Mr. Scola, transferred 12,083,334 common shares to the Company, reducing the total number of shares held by them as a group to 2,916,666.

            R-Tec presently has one independent directors The transactions noted above were ratified by these independent directors who do not have an interest in the transactions. Any future transactions undertaken by R-Tec with its officers, directors or 5% shareholders will be on terms no less favorable to R-Tec than could be obtained from unaffiliated parties.

Indemnification

     R-Tec's Articles of Incorporation, as amended, provide that, to the extent not inconsistent with applicable law, R-Tec shall indemnify and hold harmless its officers, directors, employees and agents from liability and reasonable expense from actions in which he or she may become involved by reason of the fact that he or she was an officer, director, employee or agent. The Company has obtained an insurance liability policy for this purpose at a cost of approximately $37,000 per year.

Disclosure Of Commission Position On Indemnification For Securities Act Liabilities

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of R-Tec pursuant to the foregoing provisions, or otherwise, R-Tec has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that any claim for indemnification against such liabilities, (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, R-Tec will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the Court of such issue.

Organization Within Last Five Years

     As soon as the money from this offering is made available, R-Tec expects to make all arrangements necessary so that it can commence full scale commercial operations immediately thereafter.

                            Description of Securities

            The following statements summarize detailed provisions of R-Tec's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request.

Authorized Capital

            Our authorized capital stock consists of 50,000,000 shares of $.00001 par value common stock. We have outstanding 3,198,735 shares of common stock, all of which are validly issued, fully paid and non-assessable.

Common Stock

            The shares being offered are shares of common stock. Currently there are no active markets for the common stock and there can be no assurances there will ever be an active public market in the future.

            R-Tec is presently authorized to issue 50,000,000 shares of $.00001 par value common stock. There are 3,198,735 shares issued and outstanding, and a maximum of 1,000,000 shares are for sale in this offering. The shares of common stock being sold will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

            The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds which are legally available. R-Tec has not paid any dividends on common stock to date and does not anticipate paying dividends on common stock in the foreseeable future. No holder of common stock has a pre-emptive right to subscribe for any securities nor are any common shares subject to redemption or convertible into other securities of R-Tec. Upon liquidation, dissolution or winding up of R-Tec, and after payment of creditors and preferred stockholders, if any, the remaining assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any alternate members to the Board of Directors.

Preferred Stock

            R-Tec is currently authorized to issue shares of Preferred Stock. Accordingly, the Board of Directors could authorize the issuance of shares of Preferred Stock. Preferred Stock may, if and when issued, have rights superior to those of the common stock offered hereby. The Board of Directors may approve the issuance of Preferred Stock without a vote by shareholders and conversion rights may adversely affect the voting power of holders of common stock.

Transfer Agent

              American Stock Trasfer & Trust Co.
              59 Maiden Lane
              New York, NY 10038
              Telephone (212) 936-5100

Dividend Policy

            We have not paid any dividends on common stock to date and we do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings to finance the development and expansion of our business.



MARKET  PRICE  OF  COMMON EQUITY

Market  for  Common  Stock


     The Company's Common Stock is quoted on the Over the Counter Bulletin Board (OTC:BB) under the symbol "RTTC." The company initiated trading on June 30, 2000 and a total of seven thousand (7,000) shares have traded since that time at prices between $8.00 and $2.00.

     As of October 17, 2000 there were 259 shareholders of the Company's Common Stock.

     Prior to the offering, there has been almost no market for the securities of the Company. There can be no assurance that a market for the Company's securities will develop after completion of this offering or, if developed, that it will be maintained. As a consequence of such a limited market, a purchaser of the Shares may be unable to sell the Shares when desired and may have to hold the Shares indefinitely. The determination of the offering price of the Shares was made arbitrarily by the Company.

                              Plan of Distribution

     The Company is offering hereby up to a maximum of 1,000,000 Shares on a "best efforts" basis. There is no minimum amount required to close this Offering. The securities offered hereby may be sold by selected broker/dealers who are members of the National Association of Securities Dealers, Inc. ("NASD Member Firms").

     The Company will pay to such firms a commission not to exceed 10% of the gross amount of all Shares sold by such an NASD Member Firm. All other sales will be effected by the Officers and Directors of the Company, without compensation. Officers and directors of the Company may purchase up to ninety
(90) percent of this Offering, including Shares needed to close the Offering.

     The offering will terminate 90 days after the Effective Date, unless extended for an additional sixty (60) days by the Company. There will be no escrow account. All subscriptions will be accepted or rejected within one day of receipt.

     Prior to this Offering, there has been a limited public market for the Securities. The Common Stock was traded on the Over The Counter Electronic Bulletin Board under the symbol "RTTC." Currently there are only two market makers for our Common Stock and there can be no assurance that a market for our shares will continue with any consistency. Consequently, the offering prices of the Securities have been arbitrarily determined by the Company and are not necessarily related to the Company's asset value, net worth or other established criteria of value. The factors considered in such public offering price, in addition to prevailing market conditions, include the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant.

    The Company and any broker-dealer that acts in connection with the sale of Common Stock may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions received by broker-dealers and any profit on the resale of Common Stock sold by them while acting as a principal may be deemed to be underwriting discounts or commissions. The Selling Stockholders may agree to indemnify any agent or broker-dealer that participates in a transaction involving sales of Common Stock against certain liabilities.


            Under Rule 3a4-1 of the Exchange Act, none of the employees of R-Tec will be a "broker" as defined in the Exchange Act, solely by reason of participation in this offering, because:

(1) none is subject to a statutory disqualification,  as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation, and (2) none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities, (3) none is an associated person (partner, officer, director, or employee) of a broker dealer, and (4) each meets all of the following conditions: (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for the issuer otherwise than in connection with transactions in securities; (b) none was a broker or dealer, or an associated person of a broker dealer, within the preceding 12 months; and (c) none will participate in selling an offering of securities for any issuer more than once every 12 months.

            Residents of California purchasing shares must meet one of the following suitability requirements: an investor must (1) be an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933; or (2) a person who (1) has an income of $65,000 and a net worth of $250,000 or
(b) has a net worth of $500,000 (in each case excluding home, home furnishings, and personal automobiles); or (3) a bank, savings and loan association, trust company registered under the investment company act of 1940, pension or profit-sharing trust, corporation, or to the entity which, together with the corporation's or other entity's affiliates, have a net worth on a consolidated basis according to the most recent regularly prepared financial statement (which shall have been reviewed but not necessarily audited, by outside accountants) of net less than $14,000,000 and subsidiaries of the foregoing; or (4) a person (other than a person formed for the sole purpose of purchasing the units offered hereby) who is purchasing at least $1,000,000 in aggregate amount of the units.

            Residents of Virginia purchasing units must have a net worth of at least $225,000 or a net worth of at least $60,000 and an annual income of at least $60,000. Net worth in all cases is calculated exclusive of home, furnishings and automobiles. Virginia residents may not invest more than 10% of their readily marketable assets in the offering.

Penny Stock Rules

            Broker/dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

            The offering price has not been determined by negotiation with an underwriter, as is customary in most offerings, and instead the offering price has been set arbitrarily by R-Tec.

                                  Legal Proceedings

     IBS Interactive, Inc. is suing R-Tec in a case pending in the Morris County Superior Court in Morris County, New Jersey for approximately $75,000 allegedly owed for services provided to R-Tec on its website. R-Tec has counterclaimed on a damages claim for approxiamtely $175,000 for improper closure of its website by IBS Interactive, Inc. We believe that this matter will not be assigned a trial date for at least another year to year and a half. We are unaware of any other material litigation pending or threatened against R-Tec.

                                 Legal Matters

     Jay Hait, Esq., 163 South Street, Hackensack, New Jersey 07601 is passing upon the validity of the shares of common stock offered by the prospectus.

                                     Experts

            The financial statements of R-Tec as of December 31, 1999, included in this prospectus have been audited by James Moore & Co. P.L., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                        Change In Independent Accountants

            On May 21, 1999, R-Tec engaged James Moore & Co., P.L. as its independent auditors for the year ending December 31, 1998 to replace the firm of Jurewicz & Duca, Certified Public Accountants, P.C., who were dismissed as our auditors effective May 20, 1999. James Moore & Co., P.L. reaudited the financial statements for the year ended December 31, 1998; no reliance should be placed on previous financial statements for the same period. R-Tec's Board of Directors approved the decision to change auditors.

     The reports of Jurewicz & Duca, P.C., on the financial statements of R-Tec from October 29, 1998 (inception) to December 31, 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Subsequent to the issuance of the audit report of Jurewicz & Duca, P.C., information came to the attention of Jurewicz & Duca, P.C. which they have concluded materially impacts the fairness and reliability of their audit report and the underlying financial statements. Due to the dismissal of Jurewicz & Duca, P.C., they have not addressed these issues and therefore have withdrawn their audit report dated January 7, 1999. No reliance should be placed on this audit report or the underlying financial statements.

            In connection with the audits of R-Tec's financial statements for the period ended December 31, 1998, and for the interim period preceding their dismissal, there were no disagreements with Jurewicz & Duca, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures. In a letter dated June 15, 1999, Jurewicz & Duca, P.C. have confirmed this understanding.

                             How To Invest In R-Tec

     Persons may subscribe for shares by filling in and signing the subscription agreement and delivering it to us prior to the expiration date. Subscribers must pay $3.50 per unit in cash or by check, bank draft or postal express money order payable in United States dollars to "Torrington Savings Bank as Escrow Agent for Kingsgate Acquisitions, Inc." The offering is being made on a "best efforts" basis. This means that only some of the shares offered hereby may be sold.

                              Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors,
R-Tec Technologies, Inc.:


We have audited the accompanying consolidated balance sheet of R-Tec Technologies, Inc. (a development stage company) as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from inception (October 22, 1998) through December 31, 1998 and for the period from inception (October 22, 1998) through December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R-Tec Technologies, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from inception (October 22, 1998) through December 31, 1998 and for the period from inception (October 22, 1998) through December 31, 1999 in conformity with generally accepted accounting principles.


/s/ James Moore & Co., P.L.
Gainesville, Florida
March 29, 2000


                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                               December 31,
                                                                  1999
                                                               ------------
Current assets

  Cash and cash equivalents                                   $          448
                                                                 -----------
Office equipment, net of accumulated
  depreciation of $2,524                                               6,860
                                                                 -----------
Other assets

  Patent, net of accumulated amortization of $49,841                 829,744
  Deferred offering costs                                            365,888
  Deposits                                                             2,000
                                                                 -----------
         Total other assets                                        1,197,632

                                                                ------------
Total Assets                                                   $   1,204,940
                                                                ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities

  Accounts payable and accrued expenses                        $     135,308
  Due to stockholders                                                284,491
  Notes payable                                                      505,250
  Convertible note payable                                            20,000
                                                                 -----------
           Total current liabilities                                 945,049
                                                                 -----------
Common stock payable                                                 428,000
                                                                 -----------
Commitments and contingencies (Note 3)

Stockholders' equity

  Common stock, par value $.00001 per share, 50,000,000
    shares authorized, 2,916,666 shares issued and
    outstanding                                                           29
  Additional paid-in capital                                         574,726
  Deficit accumulated during the development stage                  (742,864)
                                                                 ------------
           Total stockholders' equity                               (168,109)

                                                                 ------------
Total Liabilities and Stockholders' Equity                     $   1,204,940
                                                                ============

         The accompanying notes to consolidated financial statements are an integral part of this statement.
                                      F - 2

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Inception      Inception
                                                       (Oct. 22,      (Oct. 22,
                                         Year Ended       1998)          1998)
                                          Dec. 31,      Through         Through
                                            1999        Dec. 31,        Dec. 31
                                                         1998           1999
                                         ------------   ---------      --------


Revenues                                $       -      $     -      $        -
                                         -----------    ---------      --------
Expenses

  Administrative fees to stockholders       174,212      231,000        405,212
  Administrative and start-up               242,504        5,487        247,991
  Interest expense                           33,296        4,000         37,296
  Amortization and depreciation              52,365          -           52,365
                                        ------------    ---------      --------
           Total expenses                   502,377      240,487        742,864
                                        ------------    ---------      --------
Net loss                               $   (502,377)  $ (240,487)   $  (742,864)
                                        ============    =========      ========
Net loss per common share              $       (.17)  $     (.08)   $      (.25)
                                        ============    =========      ========
Weighted average common shares            2,916,666    2,916,666      2,916,666
  outstanding                           ============   ==========     =========





         The accompanying notes to consolidated financial statements are an integral part of these statements.
                                      F-3





                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                           Deficit
                                                                                          Accumulated
                                                                Additional                During the       Total
                                          Common Stock          Paid-In      Due from     Development   tockholders'
                                       Shares      Par Value    Capital     Stockholders    Stage         Equity
                                       ------      ----------   ----------  ------------  -----------   -----------


Initial capitalization, October 1998  2,916,666    $    -      $     -      $      -      $  -        $     -

Additional capital contributed by
  stockholders, October 1998 through
  December 1998                             -           29       419,971      (96,160)        -          323,840

Net loss                                    -            -            -            -       (240,487)    (240,487)

                                     ----------    -----------  ---------     ----------    ---------    --------
Balance, December 31, 1998           2,916,666          29       419,971      (96,160)     (240,487)      83,353

Additional capital contributed by
  stockholders January 1999 through
  December 1999                             -            -       154,755        96,160          -        250,915

Net loss                                    -            -            -             -      (502,377)    (502,377)
                                     ----------    ----------   --------      ---------   -----------  -----------
Balance, December 31, 1999           2,916,666     $    29      $574,726     $      -     $(742,864)  $ (168,109)
                                     ==========     =========== =========     =========== ===========   =========







         The accompanying notes to consolidated financial statements are an integral part of this statement.

                                      F - 4

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) In Cash and Cash Equivalents

                                                                            Inception            Inception
                                                                          (October 22,          (October 22,
                                                                              1998)                 1998
                                                        Year Ended            Through            Through
                                                       December 31,          December 31,       December 31,
                                                           1999                1998                 1999
                                                     ------------------   -----------------   --------------

Cash flows from operating activities

  Net loss                                              $(502,377)           $  (240,487)      $   (742,864)
                                                        ----------           ------------         ---------
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Unreimbursed expenses contributed to
        capital by shareholders                           117,462                231,000            348,462
      Common stock payable for services                    28,000                     -              28,000
      Depreciation and amortization                        52,365                     -              52,365
      Interest expense - amortization of
        discount on note payable                           31,250                  4,000             35,250
      Increase in deposits                                 (1,000)                (1,000)            (2,000)
      Increase in accounts payable and
        accrued expenses                                  128,161                    147            128,308
                                                        ----------              ----------         ---------
           Total adjustments                              356,238                234,147            590,385
                                                        ----------              ----------         ---------
        Net cash used in operating activities            (146,139)                (6,340)          (152,479)
Cash flows from investing activities                    ----------              ----------         --------
  Patent costs                                            (64,585)                (5,000)           (69,585)
  Purchase of equipment                                    (9,384)                   -               (9,384)
                                                        ----------               ---------          --------
        Net cash used in investing activities             (73,969)                (5,000)           (78,969)
Cash flows from financing activities                    ----------               ---------          --------
  Increase in deferred offering costs                    (320,888)               (38,000)          (358,888)
  Proceeds from notes payable                              80,000                    -                80,000
  Increase in due to stockholders                         284,491                    -               284,491
  Capital contributed by stockholders                     133,453                 92,840             226,293
                                                        ---------                ---------           -------
        Net cash provided by financing activities         177,056                 54,840             231,896
Net increase (decrease) in cash                         ---------                ---------           -------
  and cash equivalents                                    (43,052)                43,500                448

Cash and cash equivalents, beginning of period             43,500                    -                    -
                                                        ---------               ---------            -------
Cash and cash equivalents, end of period                $     448             $   43,500      $         448
                                                        =========               =========          ========
Supplemental disclosures of noncash
 investing and financing activities

   Purchase of patent with common stock and note payable $    -               $  810,000       $    810,000

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1)      Summary of Significant Accounting Policies:

The following is a summary of the more significant accounting policies and practices of R-Tec Technologies, Inc. and subsidiary (the Company) which affect the accompanying consolidated financial statements.

(a) Organization and operations-The Company was incorporated on October 22, 1998, to commercialize and advance the technology of a recently obtained patent on a type of paint that can detect certain gases. The Company plans to pursue other applications of this technology.

(b) Presentation-The Company and its subsidiary have devoted substantially all their efforts to date to raising capital to commercialize their technology and have no revenues. Therefore, these consolidated financial statements have been prepared in accordance with Statement of Financial Accounting Standards No. 7 Accounting and Reporting by Development Stage Enterprises. The consolidated financial statements include the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated.

(c) Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(d) Cash and cash equivalents-For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(e) Office equipment-Office equipment is recorded at cost. Depreciation is calculated using the straight-line method over the useful lives of the assets, ranging from 3 to 7 years. The Company recorded depreciation expense of $2,524 in 1999.

(f) Deferred offering costs-Costs directly attributable to the proposed stock offering as described in Note 2 are deferred and offset against the proceeds from the offering if successful or expensed if the offering is not successful.

(g) Patent-Patents are recorded at the cost of acquisition if purchased or if developed internally, the accumulation of the direct costs incurred to obtain the patent. These assets are being amortized using the straight-line method over their estimated useful life of seventeen years. The Company recorded $49,841 in amortization expense in 1999.

(h) Deferred income taxes-Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                          R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(1)      Summary of Significant Accounting Policies: (Continued)

     (i) Loss per common share-Loss per common share is computed using the weighted average number of shares outstanding during each period presented in accordance with Statement of Financial Accounting Standards No. 128 Earnings Per Share.

     (j) Start-up costs-The initial costs incurred to organize the Company are expensed when incurred.

     (k) Advertising-Advertising costs are expensed when incurred.


(2)      Public Offering of Common Stock:

The Company is offering up to 1,250,000 shares of its common stock for sale at $8.00 per share, which is expected to raise between $1 to $10 million. No proceeds were received in 1999. There is no assurance the offering will be successful (see Note 9).

(3)       Commitments and Contingencies:

The Company has entered into a five year exclusive manufacturing agreement with a specialty chemical manufacturer for certain of the Company's initial products expiring in October 2003.

On April 14, 1999, the Company entered into five year employment contracts with its three principal officers for total annual salaries of $150,000 beginning September 30, 1999.

On April 14, 1999, the Company adopted a stock bonus plan for certain classes of employees and reserved 1,000,000 shares of its authorized but unissued common stock under this plan. No stock options were granted in 1999 (see Note 9).

An office is leased from a stockholder under a two year lease at $2,000 per month. Rent expense for this and other operating leases was $24,000 for 1999 and $10,000 for 1998, respectively.

In connection with the proposed public offering as described in Note 2, the Company entered into an agreement with a placement agent contingent on the Company raising at least $1 million. The Company agreed to pay the placement agent 9% of the amount raised plus 2.25% of the amount raised for nonaccountable expenses and issued warrants to purchase 12,500 shares at $13.20 per share on a pro rata basis for each $1 million raised. The warrants expire in five years. Amounts due under this agreement are currently in dispute, however, no amounts were due as of December 31, 1999.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(3)   Commitments and Contingencies: (Continued)

In connection with the public offering as described in Note 2, the Company entered into an agreement with a financial consultant contingent on the Company raising at least $2 million in capital. The consultant will be paid $2,000 per month plus expenses during the first twelve months following the Company raising $2 million in capital. The agreement renews for an additional year unless canceled at the end of the initial year.

The Company has recorded an expense and an obligation to issue 7,000 shares of unregistered common stock in the amount of $28,000 at December 31, 1999, for amounts due to consultants. The stock payable obligation is recorded at a value of $4.00 per share which is 50% of the public offering price (see Note 2) because the stock is under various trading restrictions and because there is no active market for the stock.

The Company is the defendant and plaintiff in a lawsuit with a vendor. The vendor alleges unpaid amounts due by the Company for services rendered. The Company has countersued for breech of contract and damages. The Company believes the vendor's suit is without merit and is vigorously defending its position, however there is no guarantee of a favorable outcome. The Company has not recorded any potential liability from this matter in the accompanying financial statements.

(4)       Patent Acquisition and Notes Payable:

The Company purchased a patent from a related party (see Note 6) on December 1, 1998, the terms of which were substantially modified in May 1999 and September 1999. The Company is obligated to issue 100,000 shares of the Company's common stock valued at $400,000 and issued a promissory note in the amount of $450,000. The stock payable obligation is recorded at a value of $4.00 per share which is 50% of the public offering price (see Note 2) because the stock is under various trading restrictions. The promissory note is initially non interest bearing and is due in full within thirty days of $2 million being raised in the proposed stock offering described in Note 2; or if $2 million is not raised by May 1, 2000, then interest at 6% is payable quarterly from May 1, 2000 until May 1, 2002 at which time quarterly payments of $22,500 plus accrued interest are due until paid in full. As of the date of the agreement, the patent, stock payable obligation and note payable have been recorded at $810,000 which represents the net present value of the stock payable obligation and note payable (see Note 9).

In June 1999, the Company received $80,000 under two notes payable. The $60,000 promissory note is due in full within thirty days of $2 million being raised in the stock offering described in Note 2; or if $2 million is not raised the note is due in full on or before November 15, 2000. Interest at 8.5% is due monthly. The $20,000 promissory note plus interest at 8.5% is due in full within thirty days of the completion of the stock offering described in Note 2 or is convertible into unregistered common stock at $4.00 per share at the option of the holder (see Note 9).

                          R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(5)      Income Taxes:

No provision of income taxes has been recorded for 1999 or 1998 due to net losses incurred.

The Company has a deferred tax asset of approximately $273,000 at December 31, 1999, due to the net loss incurred since inception. Temporary differences giving rise to deferred tax assets consist primarily of the deferral of substantially all start-up expenses for income tax purposes. Management has provided a valuation allowance equal to the amount of the deferred tax assets at December 31, 1999 and 1998, due to the uncertainty of realization of the future benefit of these future deductions. Therefore, no income tax benefit is provided in the accompanying statements of operations for 1999 or 1998.


(6)       Related Party Transactions:

Certain unreimbursed administrative expenses of the Company were incurred by the founding shareholders. The Company recorded $174,212 as administrative fees to stockholders expense; a liability due to stockholders in the amount of $284,491; and $65,111 as an increase in additional paid in capital for the year ended December 31, 1999. The Company recorded $231,000 as administrative fees to stockholders and as an increase in additional paid in capital for the period ended December 31, 1998.

The Company was owed $96,160 from stockholders for amounts due for additional paid-in capital as of December 31, 1998. This amount was reflected as a reduction in stockholder' equity in the accompanying financial statements.

The Company purchased a patent under terms described in Note 4 from a relative of a shareholder/officer of the Company. The Company owes this related party 100,000 shares of common stock and $450,000 at December 31, 1999 (see Note 9).


(7)      Concentrations of Credit Risk:

Significant concentrations of credit risk for all financial instruments owned by the Company are as follows:

     (a) Demand deposits-The Company has demand deposits in one bank, which are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The bank balance was $398 at December 31, 1999. The Company has no policy of requiring collateral or other security to support its deposits.

                          R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(8)      Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107 Disclosures about Fair Values of Financial Instruments requires disclosure of fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet account as of December 31, 1999:

                                             Carrying
                                              Amount             Fair Value
                                            ---------            ----------
Financial Assets
  Cash and cash equivalents                 $      448          $         448
                                            -----------          -------------
         Total financial assets             $      448          $         448
                                            ==========           =============
Financial Liabilities
  Accounts payable and accrued expenses    $   135,308          $     135,308
  Due to stockholders                          284,491                284,491
  Notes payable                                505,250                510,000
  Convertible note payable                      20,000                 20,000
  Common stock payable                         428,000                428,000
                                             ---------             ----------
         Total financial liabilities       $ 1,373,049          $   1,377,799
                                             =========              =========


The fair value of financial instruments approximates carrying value due to the short-term maturity of the instruments.


(9)       Subsequent Events:

In February 2000, the Company received approximately $1,327,000 in proceeds from the stock offering described in Note 2.

In February 2000, the Company repaid $284,491 in amounts due to stockholders or to companies controlled by stockholders.

In February 2000, the Company paid $450,000 on a note payable.

In February 2000, the Company paid $20,000 and entered into a promotional contract related to its subsidiary.

In March 2000, the Company issued 100,000 unregistered shares to satisfy its obligation under the patent acquisition as described in Note 4.

In March 2000, the Company issued 7,000 unregistered shares to consultants for work performed in 1999.

In March 2000, the Company issued stock options for 190,000 shares at $8.00 per share to various employees and consultants.

In March 2000, the Company entered into a two year building lease with monthly payments of $2,171.

                            R-TEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

(10)     Subsidiary:

In July 1999, the Company's founding shareholders incorporated Ripefully Yours, Inc. On February 22, 2000, these shareholders amended the articles of incorporation of Ripefully Yours, Inc. to reflect all the outstanding common stock of Ripefully Yours, Inc. as owned by the Company. No value was assigned to this transaction as Ripefully Yours, Inc. has no assets and no operations. The accompanying financial statements reflect this subsidiary of the Company from the date of its inception.

Unaudited Financial Statements for the Period Ending June 30, 2000

                            R-TEC TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)




                                     ASSETS
                                     ------
                                                            June 30, 2000
                                                            -------------

CURRENT ASSETS
  Cash and cash equivalents                             $           196,426
  Accounts receivable                                                 7,696
  Inventory                                                          56,865
  Prepaid expenses                                                    9,509
                                                        -------------------
         Total current assets                                       270,496
                                                        -------------------

EQUIPMENT, net                                                      11,227
                                                        -------------------
OTHER ASSETS
  Patent, net                                                      807,816
  Deposits                                                           6,000
                                                       -------------------
         Total other assets                                        813,816

                                                       -------------------
TOTAL ASSETS                                           $         1,095,539
                                                       ===================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued expenses                $            55,139
  Notes payable                                                     35,000
                                                       -------------------
           Total current liabilities                                90,139
                                                       -------------------

COMMITMENTS AND CONTINGENCIES (NOTE 3)

STOCKHOLDERS' EQUITY
  Common stock, par value $.00001 per share, 50,000,000
    shares authorized, 3,198,360 shares issued and
    outstanding                                                         32
  Additional paid-in capital                                     2,087,828
  Accumulated deficit                                           (1,082,460)
                                                       -------------------
           Total stockholders' equity                            1,005,400

                                                       -------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $         1,095,539
                                                       ===================

                See accompanying notes to financial statements.



                                                  R-TEC TECHNOLOGIES, INC.
                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                                       (Unaudited)





                                            Six-Months Ended                  Three-Months Ended
                                                 June 30,                           June 30,
                                          ---------------------------------  ----------------------------------
                                               2000              1999             2000               1999
                                          ---------------   ---------------  ---------------   ----------------




REVENUE                                   $        18,961   $           -    $        18,961   $            -

COST OF REVENUES                                   11,033               -             11,033                -
                                          ---------------   ---------------  ---------------   ----------------

GROSS PROFIT                                        7,928               -              7,928                -

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES                                          345,661           201,674          173,953            136,545
                                          ---------------   ---------------  ---------------     --------------

LOSS FROM OPERATIONS                             (337,733)         (201,674)        (166,025)          (136,545)
                                          ---------------   ---------------  ---------------     --------------

OTHER INCOME (EXPENSES)
Other income                                        5,171               -              2,686                -
Interest expense                                   (7,035)          (24,000)            (744)           (12,000)
                                          ---------------   ---------------  ---------------   ----------------
Total other income (expenses)                      (1,864)          (24,000)           1,942            (12,000)

                                          ---------------   ---------------  ---------------   ----------------
NET LOSS                                  $      (339,597)  $      (225,674) $      (164,083)  $       (148,545)
                                          ===============   ===============  ===============   ================

NET LOSS PER COMMON SHARE                 $          (.11)  $          (.08) $          (.05)  $           (.05)
                                          ===============   ===============  ===============   ================

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      3,115,551         2,916,666        3,197,819          2,916,666
                                          ===============   ===============  ===============   ================




                            See accompanying notes to
                              financial statements.


                            R-TEC TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) In Cash and Cash Equivalents
                                   (Unaudited)


                                                    Six-Months Ended June 30,
                                               --------------------------------
                                                     2000              1999
                                               --------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                     $      (339,597) $      (225,674)
                                               ---------------  ---------------
Adjustments to reconcile net loss to net cash used in operating activities:
      Unreimbursed expenses contributed to
        capital by shareholders                          1,584           14,500
      Stock issued for services                          3,000              -
      Salaries contributed by stockholders              26,001              -
      Depreciation and amortization                     28,208              -
      Interest expense - amortization of
        discount on note payable                           -             24,000
      Increase in accounts receivable                   (7,696)             -
      Increase in inventory                            (56,865)             -
      Increase in prepaid assets                        (9,509)             -
      Increase in deposits                              (4,000)          (1,000)
      Increase (decrease) in accounts
        payable and accrued expenses                   (77,166)          52,539
      Increase in due to stockholders                      -             22,036
                                               ---------------  ---------------
           Total adjustments                           (96,443)         112,075

                                               ---------------  ---------------
        Net cash used in operating activities         (436,040)        (113,599)
                                               ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Patent costs                                          (3,942)          (5,945)
  Purchase of equipment                                 (6,705)         (10,083)
                                               ---------------  ---------------
        Net cash used in investing activities          (10,647)         (16,028)
                                               ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease (increase) in deferred offering
    costs                                               25,526         (126,042)
  Proceeds from notes payable                              -             60,000
  Repayments of notes payable                         (465,000)             -
  Decrease in due to stockholders                     (252,416)             -
  Proceeds from sale of stock                        1,334,555              -
  Capital contributed by stockholders                      -            169,003
                                               ---------------  ---------------
        Net cash provided by financing
          activities                                   642,665          102,961

                                               ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                          195,978          (26,666)

CASH AND CASH EQUIVALENTS, beginning of
  period                                                   448           43,500
                                               ---------------  ---------------
CASH AND CASH EQUIVALENTS, end of period       $       196,426  $        16,834
                                               ===============  ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
  Cash paid during the period for interest     $         4,750  $           -

SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
    Issuance of common stock for repayment
      of debt                                           30,000              -
    Issuance of common stock in satisfaction
      of obligation                                    428,000              -

                See accompanying notes to financial statements.

                            R-TEC TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000

The information presented herein as of June 30, 2000, and for the three and six-months ended June 30, 2000 and 1999, is unaudited.

(1)   Basis of Presentation:

The accompanying financial statements of R-Tec Technologies, Inc. and subsidiary (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal required adjustments) considered necessary for a fair presentation have been included.

Prior to April 1, 2000, the Company was considered a development stage enterprise.

Operating results for the three and six-month periods ended June 30, 2000, are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the financial statements and footnotes included in the Company's annual report of Form 10-KSB for the year ended December 31, 1999.


(2)    Stock Offering:

During 1999 and 2000, the Company offered up to 1,250,000 shares of its common stock for sale at $8.00 per share. The Company sold 166,819 shares in 2000 and the offering was closed effective June 27, 2000.


(3) Commitments and Contingencies:

On April 14, 1999, the Company adopted a stock bonus plan and reserved 1,000,000 shares of its authorized but unissued common stock under this plan. In March 2000, the Company issued stock options for 190,000 shares at $8.00 per share to various employees and consultants. As of June 30, 2000, no options had been exercised.

In connection with the public offering as described in Note 2, the Company entered into an agreement with a placement agent contingent on the Company raising at least $1 million. The Company agreed to pay the placement agent 9% of the amount raised plus 2.25% of the amount raised for nonaccountable expenses and issue warrants to purchase 12,500 shares at $13.20 per share on a pro rata basis for each $1 million raised. The Company canceled the agreement and paid $50,000 during the second quarter of 2000.

The Company is the defendant and plaintiff in a lawsuit with a vendor. The vendor alleges unpaid amounts due by the Company for services rendered. The Company has countersued for breech of contract and damages. The Company believes the vendor's suit is without merit and is vigorously defending its position, however there is no guarantee of a favorable outcome. The Company has not recorded any potential liability from this matter in the accompanying financial statements.

                            R-TEC TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000



(4) Patent Acquisition and Notes Payable:

The Company purchased a patent from a related party on December 1, 1998, the terms of which were substantially modified in May 1999 and September 1999. In February 2000, the Company issued 100,000 shares of the Company's common stock and paid $450,000 in satisfaction of amounts owed under the purchase agreement.

In June 1999, the Company borrowed $60,000. The promissory note is due in full within thirty days of $2 million being raised in the stock offering described in
Note 2; or if $2 million is not raised the note is due in full on or before November 15, 2000. Interest at 8.5% is due monthly. As of June 30, 2000, $15,000 in principal had been paid by the Company. Additionally, 5,000 shares of common stock have been issued by the Company in satisfaction of $20,000 in principal. No interest has been paid on the note.

In June 1999, the Company also borrowed $20,000. The promissory note plus interest at 8.5% is due in full within thirty days of the completion of the stock offering described in Note 2 or is convertible into unregistered common stock at $4.00 per share at the option of the holder. As of June 30, 2000, 3,500 shares of common stock have been issued by the Company in satisfaction of $10,000 in principal. No interest has been paid on the note.


(5)   Net Loss Per Common Share:

Net loss per common share is computed in accordance with the requirements of Statement of Financial Accounting Standards No. 128 (SFAS 128). SFAS 128 requires net loss per share information to be computed using a simple weighted average of common shares outstanding during the periods presented.


(6) Segments:

The Company has two segments, gas-detecting paints and household products. The following reflects financial information about the segments as of 6/30/00:


                                          Paints         Household products
                                   -------------------  -------------------

Total assets                       $         1,024,066  $            71,473
                                   ===================  ===================
Revenues                           $               -    $            18,961
                                   ===================  ===================
Net loss from operations           $          (312,977) $           (26,621)
                                   ===================  ===================

                             SUBSCRIPTION AGREEMENT

The undersigned hereby subscribes for ______________ Shares of the offering of R-TEC Technologies, Inc. described herein. Subscriber acknowledges receipt of the Prospectus in which the Subscription Agreement is included.


-------------------------------         -------------------------------
(Signature of Subscriber)               (Signature of Subscriber)

-------------------------------         -------------------------------
Print Name                              Print Name

-------------------------------         -------------------------------
Date                                    Date

-------------------------------         -------------------------------
Address                                 Address

-------------------------------         -------------------------------
Social Security or Taxpayer             Social Security or Taxpayer
Identification number                   Identification number


                     Form of Ownership Resided (check one):
[ ] Individual
[ ] Joint Tenants with rights of survivorship [ ] Tenants in Common [ ] Trust [ ] Corporate [ ] Partnership

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. Indemnification of Directors and Officers.

     The By-Laws of the Company provide for indemnification of officers and directors to the maximum extent allowed by the law of New Jersey.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



Item 25.  Expenses of Issuance and Distribution

    The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


       Securities and Exchange Commission Registration Fee  $    925.00
       Legal Fees                                             35,500.00
       Accounting Fees                                        15,000.00
       Printing and Engraving                                 20,000.00
       Blue Sky Qualification Fees and Expenses               25,500.00
       Miscellaneous                                           1,075.00
       Transfer Agent Fee                                      2,000.00
                                                              ---------
       TOTAL                                               $  100,000.00

Item 26.  Recent Sales of Unregistered Securities

     In October, 1998 the Company issued 5,000,000 shares each to its founders, Philip Lacqua, Nancy Vitolo and Marc Scola. The Company later cancelled 4,027,778 shares held by each of the founders in preparation of its offering on Form S-1. This left Philip Lacqua, Nancy Vitolo and Marc Scola each with 972,222 unregistered shares issued as founders stock.

     In June 1999, the Company borrowed $20,000. The promissory note plus interest at 8.5% was due in full within thirty days of the completion of a proposed stock offering which was never completed. As at June 30, 2000, 3,500 shares of common stock have been issued by the Company in satisfaction of $10,000 of the principal.


     The Company has recorded an expense and an obligation to issue 7,000 shares of unregistered common stock in the amount of $28,000 at December 31, 1999, for amounts due to consultants. The stock payable obligation is recorded at a value of $4.00 per share which was 50% of the public offering price because the stock is under various trading restrictions and because there is no active market for the stock. The 7,000 shares were issued in March, 2000.


     In March 2000, the Company issued 100,000 unregistered shares to satisfy its obligation under a patent acquisition.



     In March 2000, the Company issued stock options for 190,000 shares at $8.00 per share to various employees and consultants.

     The Company sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act.

     Neither we nor any person acting on our behalf offered or sold the unregistered securities by means of any form of general solicitation or general advertising. Purchasers or the beneficial owners of purchasers which are entities are friends or business associates of Philip Lacqua, President of the registrant. No services were performed by any purchaser as consideration for the shares issued.

     All purchasers represented that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 27. Exhibits

     Exhibits   marked  by   asterisk(s)   have  not  been  included  with  this
Registration Statement on Form SB-2, but instead have been incorporated by reference to other documents filed by the Company with the Commission.

Exhibit   Description

 (3)Articles of Incorporation and By-Laws

      3.0* Certificate of Incorporation dated October 21, 1998.
      3.1* Amended and Restated Articles of Incorporation, dated November 24,
           1998.
      3.2* Amended and Restated Articles of Incorporation, dated December 18,
           1998.
      3.3*** Certificate of Amendment to the Certification of Incorporation of
             R-Tec Technologies, Inc., dated April 18, 1999.
      3.4* By-laws, dated November 4, 1998.
      3.4a***** Amended Bylaws dated October 8, 1999.

 (5) Opinion re: legality
      5.1******* Opinion of Jay Hait, Esq.

 (10)Material Contracts

     10.1** Patent Assignment dated March 30, 1999 between Muriel Kaiser and
             R-Tec Technologies, Inc.
     10.2* Promissory Note dated April 15, 1999 between Nancy Vitolo, Muriel
           Kaiser and R-Tec Technologies, Inc.
     10.4* Promissory Note dated April 15, 1999 between Nancy Vitolo and R-Tec Technologies, Inc. for reimbursement of start up costs.
     10.5* Promissory Note dated April 22, 1999 between Marc M. Scola and R-Tec Technologies, Inc. for reimbursement of start up costs.
     10.6* Promissory Note dated April 22, 1999 between Columbia Trading, Inc. and R-Tec Technologies, Inc. for reimbursement of consulting fees and start up costs.
     10.7* Promissory Note dated April 22, 1999 between R-Tec Technologies, Inc. and Marc M. Scola for reimbursement of office lease, secretaries, postage, and other cost incurred, prior to incorporation.
     10.8*  Expense Reimbursement Agreement between Marc M. Scola, Philip
            Lacqua and Nancy Vitolo and R-Tec Technologies, Inc. dated October 24, 1998 regarding start up costs.
     10.9* Employment Agreement between R-Tec Technologies, Inc. and Marc M. Scola.
     10.10* Employment Agreement between R-Tec Technologies, Inc. and Nancy
            Vitolo.
     10.11* Employment Agreement between R-Tec Technologies, Inc. and Philip
            Lacqua.
     10.12* Consultant Agreement dated January 5, 1999 between Stewart Kaiser and R-Tec Technologies, Inc.
     10.13* Consultant Agreement dated January 11, 1999 between Shawn Walsh and
            R-Tec Technologies, Inc.
     10.14* Exclusive Manufacturer's Agreement dated October 21, 1998 between
            Anscott Chemical Industries and R-Tec Technologies, Inc.
     10.15*** Distribution Agreement between R-Tec Technologies, Inc. and Motors
              & Armatures Corp.
     10.16* Stock Transfer Agency Agreement between R-Tec Technologies, Inc.
            and Bank of New York dated as of January, 1999.
     10.17* Subscription Escrow Agreement between R-Tec Technologies, Inc. and
            Bank of New York dated as of January 26, 1999.
     10.17a* November 9, 1999 Addendum to the Subscription Escrow Agreement
             Between R-Tec Technologies, Inc. and the Bank of New York.
     10.18*** Stock Option Plan adopted April 15, 1999.
     10.19*** Intellectual Property Evaluation dated May 31, 1999 by
              Intellectual Property Valuators.
     10.20** Promissory Note executed by Nancy Vitolo in favor of R-Tec
             Technologies, Inc. in the original principal amount of $75,857 dated May 10, 1999.
     10.21** Promissory Note executed by R-Tec Technologies, Inc. in favor of
             Muriel Kaiser in the original principal amount of $850,000 dated May 10, 1999.
     10.22** Release regarding Patent dated May 10, 1999 between R-Tec
             Technologies, Inc. and Muriel Kaiser.
     10.23** R-Tec Resolution dated June 1, 1999.
     10.24*** Letter agreement with Muriel Kaiser dated July 2, 1999.
     10.25*** Letter dated July 6, 1999 waiving officers salaries in the event minimum shares are sold.
     10.26***** Consulting Contract with Stenton Leigh Capital Corp. dated
                September 21, 1999.
     10.27***** Proposed Agreement with Thornhill Group, Inc. dated September
                21, 1999.
     10.28***** Employment Agreement of Marc Scola dated September 23, 1999.

     10.29***** Employment Agreement of Nancy C. Vitolo dated September 23,
                1999.
     10.30***** Employment Agreement of Philip Lacqua dated September 23, 1999. 10.31***** Revised Escrow Agreement with Bank of New York.
     10.32***** Addendum to Patent Agreement of Muriel Kaiser dated May 10,
                1999.

     10.33***** Promissory Note dated September 28, 1999 between Michael
                Selitto and R-Tec Technologies, Inc.
     10.34******  R-Tec office lease with Haas Laser Technologies
     10.35****** Amended Consulting Contract with Stanton Leigh Corp. 10.36****** Thornhill Contract
     10.37******  Amended Thornhill Contract

(11)Statement re: computation of per share earnings...................   Note 1
                                                                   June 30, 2000
                                                                      Financial
                                                                     Statements


(13)Annual or quarterly reports: Forms 10-QSB  for the periods ending  March 31,
                                 2000 and June 30, 2000, and Form 10-KSB for the year ended December 31, 1999.


(16)Letter regarding Changes in Certifying Accountant

     16.00*** Jurewicz and Duca's letter regarding change in independent accountants dated June 15, 1999.
     16.01**** Jurewicz and Duca's letter regarding change in independent accountants dated July 23, 1999.

(21)******Subsidiaries of the Registrant

(23) Consents of experts and counsel

     23.0**   Consent of James Moore & Co., P.L.
     23.1***  Consent of Property Valuations.
     23.2***** Consent of Property Valuations date July 22, 1999. 23.3***** Consent of Motors and Armatures.
     23.4     Consent of James Moore & Co., P.L.


(27)Financial Data Schedule................................................


*       Previously filed with Form S-1
**      Previously filed with  Form S-1 on June 11, 1999
***     Previously filed with From S-1 on July 12, 1999
****    Previously filed with Form S-1 on July 26, 1999
*****   Previously filed with Form S-1 on October 11, 1999
******  Previously filed with Form 10-KSB on April 14, 2000
******* To be filed by amendment

ITEM 28.  Undertakings

         The undersigned Registrant hereby undertakes that:

     (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and,

          (iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) To remove from registration, by means of a post-effective amendment to the Registration Statement, any of the securities offered hereby which are not sold pursuant to the terms of this offering.

     (D) Will provide to the purchasers at the closing certificates in such denominations and registered in such purchasers' names to permit prompt delivery to each purchaser

     (E) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT     23.4     Consent of James Moore & Co., P.L.


                        CONSENT OF INDEPENDEN ACCOUNTANTS


     We consent to the inclusion in this registration statement on Form SB-2 (File No. ___) of our report dated March 29, 2000, on our audit of the financial statements of R-Tec Technologies, Inc. We also consent to the reference to our firm under caption "Experts."






            /s/  James Moore & Co., P.L.


            James Moore & Co., P.l.




Gainesville, Florida
October 27, 2000

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Flanders and State of New Jersey, on the 24th day of October, 2000.



                                            R-TEC TECHNOLOGIES, INC.



                                            BY:  /S/  Philip Lacqua
                                             Philip Lacqua, President




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



 /S/ Philip Lacqua    President, Treasurer          October 24, 2000
 Philip Lacqua        Director


 /S/ Nancy Vitolo   Director,  Vice=President       October 24, 2000
 Nancy Vitolo       Secretary,


/s/Damon E. Palmer     Director,                    October 24, 2000
Damon E. Palmer

/s/Shawn P. Walsh      Director,                    October 24, 2000
Shawn P. Walsh

    The following exhibits are included as part of this Registration Statement, except those exhibits which are referenced as previously filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document.